                                                                   EXHIBIT 10.2




                      CONTRIBUTION AND TRANSFER AGREEMENT
                         (Agreement and Plan of Merger)

                                     among

                   PRIME COMMUNICATION SITES HOLDING, L.L.C.

                               ATC HOLDINGS CORP.

                                ATC MERGER CORP.


                               TCG TOWERS, L.L.C.
                         CARLYLE-PRIME INVESTORS, L.P.
                         CARLYLE-PRIME PARTNERS I, L.P.
                                  BILL KUBENA
                                  DALE HARKINS
                               WARREN D. HARKINS
                     B.R.A.D. COMMUNICATIONS SERVICES, INC.



                                October 11, 1996

                               TABLE OF CONTENTS


                                   ARTICLE 1.
                                   DEFINITIONS

1.1    Certain Definitions.   . . . . . . . . . . . . . . . . . . . . . . . .  2

                                   ARTICLE 2.
            CONTRIBUTION AND TRANSFER; MERGER; CONSIDERATION; CLOSING

2.1    Formation Transaction Consideration  . . . . . . . . . . . . . . . . .  2
2.2    The Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
2.3    Certificate of Merger  . . . . . . . . . . . . . . . . . . . . . . . .  2
2.4    Effect of Merger   . . . . . . . . . . . . . . . . . . . . . . . . . .  2
2.5    Manner and Basis of Converting Shares and LLC Interests  . . . . . . .  2
2.6    Certain Conditions at Closing.     . . . . . . . . . . . . . . . . . .  3
2.7    Closing.     . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
2.8    Deliveries.    . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
2.9    Allocation of Consideration.   . . . . . . . . . . . . . . . . . . . .  4

                                   ARTICLE 3.
                         REVENUE AND COST RECONCILIATION

3.1    Proration; Receipts and Credits  . . . . . . . . . . . . . . . . . . .  4

                                   ARTICLE 4.
                REPRESENTATIONS AND WARRANTIES OF THE TRANSFERORS

4.1    Organization and Existence.    . . . . . . . . . . . . . . . . . . . .  5
4.2    Qualification.     . . . . . . . . . . . . . . . . . . . . . . . . . .  6
4.3    Authority; Enforceability.   . . . . . . . . . . . . . . . . . . . . .  6
4.4    Consents; Absence of Conflicts.    . . . . . . . . . . . . . . . . . .  6
4.5    Capitalization of the Prime Companies.   . . . . . . . . . . . . . . .  7
4.6    Equity Investments   . . . . . . . . . . . . . . . . . . . . . . . . .  8
4.7    Absence of Changes.    . . . . . . . . . . . . . . . . . . . . . . . .  8
4.8    Tower Assets and Real Property Interests.  . . . . . . . . . . . . . .  9
4.9    Affiliate Transactions.    . . . . . . . . . . . . . . . . . . . . . . 11
4.10   Permits.     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
4.11   Contracts.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
4.12   Intellectual Property.   . . . . . . . . . . . . . . . . . . . . . . . 13
4.13   Financial Statements.    . . . . . . . . . . . . . . . . . . . . . . . 14
4.14   Legal Compliance.    . . . . . . . . . . . . . . . . . . . . . . . . . 14
4.15   Insurance.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
4.16   Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . 15
4.17   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
4.18   Litigation.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

4.19   Brokers' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
4.20   Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
4.21   Employee Benefit Matters.  . . . . . . . . . . . . . . . . . . . . . . 16
4.22   Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . 17
4.23   Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
4.24   Investment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
4.25   Access Information.  . . . . . . . . . . . . . . . . . . . . . . . . . 18
4.26   Operating Expenses.  . . . . . . . . . . . . . . . . . . . . . . . . . 18
4.27   UCC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
4.28   [Intentionally Omitted]  . . . . . . . . . . . . . . . . . . . . . . . 19
4.29   Resignations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

                                   ARTICLE 5.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

5.1    Organization.    . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
5.2    Qualification.     . . . . . . . . . . . . . . . . . . . . . . . . . . 19
5.3    Authority; Enforceability.   . . . . . . . . . . . . . . . . . . . . . 19
5.4    Absence of Conflicts.  . . . . . . . . . . . . . . . . . . . . . . . . 19
5.5    Capitalization of the Company .  . . . . . . . . . . . . . . . . . . . 20
5.6    Subsidiaries; Equity Investments.    . . . . . . . . . . . . . . . . . 20
5.7    Brokers' Fees.     . . . . . . . . . . . . . . . . . . . . . . . . . . 20
5.8    Investment.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
5.9    Company Common Stock and the Transferor Note   . . . . . . . . . . . . 21

                                   ARTICLE 6.
                                   TAX MATTERS

6.1    Preparation and Filing of Tax Returns  . . . . . . . . . . . . . . . . 21

                                   ARTICLE 7.
           COVENANTS BY THE TRANSFERORS AND THE COMPANY AFTER CLOSING

7.1    Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . 23
7.2    Transition   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
7.3    Non-Competition.   . . . . . . . . . . . . . . . . . . . . . . . . . . 23
7.4    Further Assurances   . . . . . . . . . . . . . . . . . . . . . . . . . 24
7.5    Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
7.6    Title Defect Procedures  . . . . . . . . . . . . . . . . . . . . . . . 24
7.7    Pre-Closing Conveyance and Assumption  . . . . . . . . . . . . . . . . 26
7.8    Continuation Coverage  . . . . . . . . . . . . . . . . . . . . . . . . 26
7.9    Ultra Towers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
7.10   Release of LLC Indemnities   . . . . . . . . . . . . . . . . . . . . . 27
7.11   Provisions Regarding Agent   . . . . . . . . . . . . . . . . . . . . . 27

                                   ARTICLE 8.
                                 CLOSING ACTIONS

8.1    Action to be Taken by The Transferors at the Closing   . . . . . . . . 27
8.2    Actions To Be Taken by the Company at the Closing  . . . . . . . . . . 29

                                   ARTICLE 9.
                                 INDEMNIFICATION

9.1    Indemnities of the Transferors   . . . . . . . . . . . . . . . . . . . 29
9.2    Indemnities of the Company   . . . . . . . . . . . . . . . . . . . . . 30
9.2A   Special Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . 30
9.3    Exceptions and Limitations to Indemnities  . . . . . . . . . . . . . . 31
9.4    Claim Procedures   . . . . . . . . . . . . . . . . . . . . . . . . . . 33
9.5    Calculation, Timing, Manner and Characterization of Indemnification
       Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
9.6    Survival   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
9.7    Reliance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
9.8    Express Negligence   . . . . . . . . . . . . . . . . . . . . . . . . . 35
9.9    Exclusive Remedy following the Closing Date  . . . . . . . . . . . . . 35

                                   ARTICLE 10.
                                  MISCELLANEOUS

10.1   Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
10.2   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
10.3   Choice of Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
10.4   Entire Agreement; Amendments and Waivers   . . . . . . . . . . . . . . 37
10.5   Multiple Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . 37
10.6   Expenses of this Agreement   . . . . . . . . . . . . . . . . . . . . . 37
10.7   Invalidity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
10.8   Headings; References; Interpretation   . . . . . . . . . . . . . . . . 38
10.9   Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
10.10  No Third Party Beneficiaries   . . . . . . . . . . . . . . . . . . . . 38

                             SCHEDULES AND EXHIBITS


SCHEDULES

A-1           Scheduled Fee Lands
A-2           Scheduled Leases
A-3           Scheduled Easements
B-1           Scheduled Tangible Personal Property
C             Allocation of Value by Tower
2.1           Allocation of Formation Consideration
2.5(b)        Allocation of Merger Consideration (A Units)
2.5(c)        Allocation of Merger Consideration (B Units)
2.9           Merger Consideration Allocation
3.1A          List of Closing Adjustments
4.5(a)        Listing of Prime Holdings' Unit and Interest Holders
4.7           Interim Events
4.9           Affiliate Transactions
4.10(a)       Scheduled Permits
4.11(a)       Scheduled Contracts
4.11(b)       Scheduled User Contracts
4.11(c)       Existing Indebtedness
4.12          Scheduled Intellectual Property Rights
4.13          Other Liabilities
4.15          Existing Insurance Policies
4.18          Litigation
4.20          List of Employees
5.6 (a)       Subsidiaries of ATC Holdings Corp.
7.9           Ultra Tower Assets


EXHIBITS

A.     Defined Terms
A-1    Form of Certificate of Merger
A-2    Form of Amended and Restated LLC Agreement for Prime Holdings
B-1    Form of Contingent Transferor Note
B-2    Form of Transferor Note
C.     Form of Transfer and Contribution Instrument
D.     Form of Release and Waiver Regarding COBRA Coverage
E.     Description of the Exxon Towers
2.6A   Form of Subordination Agreement
2.6B   Form of Intercreditor Agreement
2.6C   Form of Waiver and Release

                      CONTRIBUTION AND TRANSFER AGREEMENT
                         (AGREEMENT AND PLAN OF MERGER)

       This Contribution and Transfer Agreement (Agreement and Plan of Merger) (this "AGREEMENT") is entered into as of the 11th day of October, 1996 by and among the Persons listed as "Transferors" on the signature pages hereto (collectively, the "TRANSFERORS" and individually a "TRANSFEROR"), ATC Holdings Corp., a Delaware corporation (the "COMPANY"), ATC Merger Corp., a Delaware corporation, ("MERGECO") and Prime Communication Sites Holding, L.L.C., a Delaware limited liability company ("PRIME HOLDINGS").

                                R E C I T A L S:

       WHEREAS, contemporaneous with the contributions and transfers contemplated by this Agreement, American Tower Corporation, a Delaware corporation ("ATC"), has contributed and transferred all of the outstanding capital stock of ATC Tower Corp., a Delaware corporation, and American Tower Rental Holdings Corp., a Delaware corporation, to the Company in exchange for common and preferred stock issued by the Company;

       WHEREAS, certain Transferors desire to transfer and contribute to the Company, and the Company desires to accept, certain of such Transferors membership interests in Prime Holdings according to Section 2.1 and the terms and conditions of this Agreement, and the parties intend that the transfer and contribution of such membership interests to the Company and the transfer and contribution to the Company of the capital stock described in the immediately preceding paragraph qualify as a transaction described in Section 351 of the Code (as defined below) (the "FORMATION TRANSACTION");

       WHEREAS, the Company, immediately upon completion of the Formation Transaction, will form MergeCo and contribute to it the Merger Consideration, and cause MergeCo to merge with and into Prime Holdings in a transaction in which the Transferors receive the Merger Consideration and MergeCo immediately upon completion of the merger will cease to exist;

       WHEREAS, the Board of Directors of MergeCo and the Management Committee of Prime Holdings have approved and deemed advisable and in the best interest of each of such entities and their respective shareholders and members, as applicable, that MergeCo be merged with and into Prime Holdings (the "MERGER") in the manner in the contemplated herein and accordingly has adopted and approved this Agreement as its agreement and plan of merger and authorize the execution hereof;

       WHEREAS, the Merger has been approved by the shareholders of MergeCo in accordance with the Delaware general corporation law and by the requisite members of Prime Holdings in accordance with the Prime Holdings L.L.C. Agreement; and

       WHEREAS, as beneficiaries of the consummation of the Merger, the Transferors have entered into this Agreement to evidence certain obligations.

       NOW, THEREFORE, in consideration of the premises, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and in reliance upon the mutual representations and warranties contained herein, the parties hereto agree as follows:

                                   ARTICLE 1.
                                  DEFINITIONS

       1.1 CERTAIN DEFINITIONS. Capitalized terms used in this Agreement but not defined in the body hereof shall have the meanings ascribed to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A by location herein.

                                   ARTICLE 2.
           CONTRIBUTION AND TRANSFER; MERGER; CONSIDERATION; CLOSING

       2.1 FORMATION TRANSACTION CONSIDERATION. Subject to the terms and conditions of this Agreement, at the Closing, but immediately prior to the Effective Time (as defined below), each Carlyle Partnership shall contribute and transfer to the Company the number of Class A Units specified opposite its name on Schedule 2.1 and TCG shall contribute and transfer to the Company all of its equity interest in Prime Sub, and for all of the Class A Units so contributed and transferred by a particular Person and for all of the interest so contributed and transferred by TCG, the Company shall issue to each contributing Person the number of shares of Company Common Stock specified opposite its name on Schedule 2.1, which in the aggregate shall equal 6481 shares of Company Common Stock.

       2.2 THE MERGER. Subject to the terms and conditions of this Agreement, at the Closing and effective as of 11:59 p.m., Houston, Texas time on the Closing Date (the "EFFECTIVE TIME"), MergeCo will merge with and into Prime Holdings in accordance with the provisions of the General Corporation Law of the State of Delaware (the "DGCL"), the separate existence of MergeCo shall cease and Prime Holdings shall continue as the surviving company in the Merger (the "SURVIVING COMPANY"). Prime Holdings and MergeCo are sometimes referred to as the "CONSTITUENT COMPANIES."

       2.3 CERTIFICATE OF MERGER. Subject to the terms and conditions hereof, on the Closing Date, the parties hereto shall cause the Merger to be consummated by the filing of a duly executed copy of the Certificate of Merger in the form attached hereto as Exhibit A-1 (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL.

       2.4 EFFECT OF MERGER. At the Effective Time, the separate existence of MergeCo shall cease, and the Surviving Company shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises of each of the Constituent Companies. At the Effective Time, the limited liability company agreement of Prime Holdings shall be amended and restated in its entirety in the form attached hereto as Exhibit A-2. The managers, officers, employees and agents of Prime Holdings immediately prior to the Effective Time shall be deemed to have resigned immediately at such time, and from and after the Effective Time, the managers of Prime Holdings shall be Fred
R. Lummis and Marty L. Jimmerson and the officers of Prime Holdings shall be Fred R. Lummis, President and Marty L. Jimmerson, Vice President and Secretary, in each case, until their successors are duly elected and qualified or until their removal or resignation.

       2.5 MANNER AND BASIS OF CONVERTING SHARES AND LLC INTERESTS. At the Effective Time, by virtue of the Merger and without any further action on the part of the Constituent Companies or their respective shareholders or members, but subject to the provisions of Section 2.6, the limited liability company interests of Prime Holdings shall be converted or canceled and the outstanding shares of MergeCo shall be canceled in accordance with the following provisions of this Section 2.5. Each of the Transferors, as members of Prime Holdings, hereby consents to the composition of the consideration that it shall receive pursuant to this Section 2.5, which (prior to adjustments contemplated by Section 3.1) in the aggregate shall equal $5,241,000 in cash (the "CASH PORTION OF THE MERGER CONSIDERATION") and $2,861,339 in subordinated notes, of which $500,000 shall be evidenced by a single note payable to Agent and otherwise in the form of Exhibit B-1 (the "CONTINGENT TRANSFEROR NOTE") and $2,361,339 of which shall be evidenced by multiple notes (including that issued to Mr. Barnett) each in the form of Exhibit B-2 (together with the Contingent Transferor Note, the "TRANSFEROR NOTES") even though such consideration differs in composition as between holders of Class A Units (as defined in the Prime Holdings LLC Agreement), on the one hand, and holders of Class B Units (as defined in the Prime Holdings LLC Agreement), on the other hand. The manner of conversion or cancellation of the shares of MergeCo and membership interests of Prime Holdings is as follows:

              (a) At the Effective Time, the number of Class A Units held by ATC Holdings by reason of the contribution and transfer described in the first sentence of Section 2.1 shall cease to exist or be outstanding and shall be canceled and retired.

              (b) At the Effective Time, the number of Class A Units specified opposite each Person's name on Schedule 2.5(b) shall be converted into the right to receive the consideration (in cash and subordinated promissory notes) specified opposite such person's name on Schedule 2.5(b).

              (c) At the Effective Time, the number of Class B Units (or assignee interests therein) specified opposite each Person's name on Schedule 2.5(c) shall be converted into the right to receive the consideration (in cash and subordinated promissory notes) specified opposite such person's name on Schedule 2.5(c).

              (d) At the Effective Time, each of the 100 outstanding shares of common stock of MergeCo shall be automatically converted into a 1% membership interest in the Surviving Company.

       2.6 CERTAIN CONDITIONS AT CLOSING. The right of each Person to receive its portion of the Merger Consideration set forth in Section 2.5 shall be conditioned on (a) if such Person is to receive any subordinated promissory note, such Person entering into the Intercreditor Agreement, in the form of
Exhibit 2.6A, and the Subordination Agreement, in the form of Exhibit 2.6B and
(b) each Person, regardless of the form of consideration to be received, must execute and deliver a release and waiver in the form of Exhibit 2.6C.

       2.7 CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Vinson & Elkins L.L.P., 2300 First City Tower, Houston, Texas 77002 commencing at 11:00 a.m., local time, on October 16, 1996 or at such other time and place as the Transferors and the Company shall agree (the "CLOSING DATE").

       2.8    DELIVERIES.

       (a) Except as provided in Section 2.8(b), at the Closing, (i) the Transferors will deliver to the Company, and the Company will deliver to Agent the various certificates, instruments and documents required to be delivered pursuant to Article 8 and 2.6(b), and (ii) the Company will deliver (A) the Cash Portion of the Merger Consideration, as adjusted by agreement of the parties according to the provisions of Article 3, (B) the Company Common Stock and (C) the Transferor Notes.

       (b) Notwithstanding the deliveries required in Section 2.8(a), with respect to any Person entitled to any portion of the Merger Consideration that has not satisfied the conditions set forth in Section 2.6, the portion of the Merger Consideration otherwise payable thereto shall be retained by the Company and, if cash, deposited in a segregated, interest-bearing account maintained by the Company. Thereafter, upon satisfaction of the conditions set forth in
Section 2.6 by the Person otherwise entitled to such retained consideration, the Company shall promptly deliver such consideration thereto. Any portion of the retained consideration that has not been distributed in accordance with this Section 2.8(b) on December 31, 1997, may, at the election of the Company, be distributed to Agent, and Agent shall accept such consideration. Upon the Company's distributing such retained consideration to Agent, any Person entitled to any portion of such consideration shall look only to Agent for payment of their claim.

       2.9 ALLOCATION OF CONSIDERATION. The Merger Consideration shall be allocated among the assets of the Prime Companies in the manner set forth on
Schedule 2.9. The Company and the Transferors shall use such allocation as the basis for reporting asset values and other items for purposes of all required Tax Returns. The Company and the Transferors agree to treat and report (and, if necessary, to cause each of their respective Affiliates to treat and report) the transactions contemplated hereby in a manner consistent with Schedule 2.9.

                                   ARTICLE 3.
                        REVENUE AND COST RECONCILIATION

       3.1    PRORATION; RECEIPTS AND CREDITS.

              (a) All monies, proceeds, receipts, credits and income (collectively, "GROSS REVENUES") attributable to the Prime Companies (i) for all periods of time after October 15, 1996, shall be the sole property and entitlement of the Company and, to the extent received by any Transferor or any Affiliates thereof, Transferors shall fully disclose, account for and transmit same to the Company promptly and (ii) for all periods of time on or prior to October 15, 1996, shall be the sole property and entitlement of Transferors and, to the extent received by the Company or any of its Affiliates, the Company shall fully disclose, account for and transmit same to Agent promptly. All ad valorem taxes and other operating expenses relating to the Prime Companies including, without limitation, utility charges, maintenance, management costs and other normal operating charges (collectively, "OPERATING COSTS") shall be prorated as of October 15, 1996 between Transferors, on the one hand, and the Company, on the other hand. Transferors shall timely pay all Operating Costs attributable to the period through and including October 15, 1996 and shall immediately prepay all indebtedness for borrowed money in excess of $3,295,000 and prepayment penalties or similar amounts, accrued, unpaid interest and attorneys' fees of the Prime Companies' lenders in connection with such prepayment, and the Company shall timely pay all Operating Costs attributable to the period after October 15, 1996 and shall prepay at Closing agreed upon indebtedness for borrowed money in the amount of $3,266,000 (and Transferors shall pay all prepayment penalties and similar amounts, accrued, unpaid interest and attorneys' fees of the Prime Companies' lenders in connection with such prepayment).

              (b)    In furtherance of the proration provisions set forth in
Section 3.1(a), the Transferors have delivered to the Company Schedule 3.1A setting forth (i) Transferors' best estimate of "Net Revenues" (i.e. Gross Revenues minus Operating Costs) for the month of October 1996 and, without duplication of the items taken into account in estimating such Net Revenues,
(ii) unpaid ad valorem taxes for 1996 based on 1995 actual tax liabilities,
(iii) land rents paid by the Prime Companies pertaining to the Tower Assets that cover periods from and after November 1, 1996 and revenues previously collected from tower users that cover periods from and after November 1,1996 and (iv) certain prepaid items. Based on the dollar amounts of the items set forth on Schedule 3.1A, an adjustment has been made to the cash payable by the Company at the Closing. By reason of such adjustment to the cash payable at the Closing, notwithstanding anything to the contrary in Section 3.1(a), the parties agree as follows: (A) the Transferors shall be responsible for and shall timely pay all Operating Costs (including all amounts owing for maintenance and repairs conducted on or before the Closing Date but excluding ad valorem taxes described under (B) below) and shall be entitled to retain all Gross Revenues, in each case, from the operations of the Prime Companies before and in the month of October 1996 and (B) the Company shall assume and cause to be paid all ad valorem taxes with respect to the Tower Assets for tax year 1996 that are not yet due and payable. In the event actual ad valorem taxes for 1996 and other charges cannot be determined as of the Closing Date, the parties shall adjust the estimated proration based on actual taxes and charges and settle up accordingly within a reasonable time after the actual amounts become first available. If the parties are unable to determine the actual prorated taxes and other charges as of the Closing Date, such taxes and other charges shall be prorated based upon the parties' reasonable estimate thereof. The parties shall adjust the proration based on actual taxes and charges and settle up accordingly within a reasonable time after such actual numbers become first available. The Transferors recognize that, although the management agreements have been terminated with Labda Communication, High Sierra Communication and Madbeck Tower Management Company and that the Prime Companies have received a release from David Bergh and his spouse, certain amounts remain payable in connection with such termination and release, and the Transferors shall pay all amounts owed within 90 days from the date hereof.

              (c) Mr. Bill Kubena will assist the Company, at the Transferors' expense, in the collection and payment of the Gross Revenues and Operating Costs during the 90-day period following the Closing Date.

                                   ARTICLE 4.
               REPRESENTATIONS AND WARRANTIES OF THE TRANSFERORS

       The Transferors hereby jointly and severally represent and warrant to the Company as follows:

       4.1 ORGANIZATION AND EXISTENCE. Each of the Prime Companies is a limited liability company duly organized, validly existing and in good standing
under the laws of Delaware.   The Transferors have delivered to the Company
true and complete copies of the certificates of formation and the limited liability company agreements (the "CONSTITUENT DOCUMENTS") of each of the Prime Companies, each as amended to date and presently in effect.

       4.2 QUALIFICATION. Each of the Prime Companies is duly qualified to do business as a foreign limited liability company and is good standing in each of the Subject States. Neither Prime Company is qualified as a foreign corporation under a name other than the name set forth in its certificate of formation or a name reflected on the certificates of good standing or existence furnished by the Transferors to the Company at the Closing. Neither of the Prime Companies is required to qualify as a foreign limited liability company in any jurisdiction other than the Subject States. Each of the Prime Companies has all requisite power and authority to own its properties and assets and to carry on the business it currently conducts.

       4.3 AUTHORITY; ENFORCEABILITY. Prime Holdings and each Transferor has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by Prime Holdings and each Transferor and the performance of the transactions contemplated hereby and thereby have been duly and validly approved by the requisite vote of the partners of any Transferor that is a partnership and by the requisite vote of the members of Prime Holdings and TCG. The Transferors are the only persons entitled to notice with respect to any meeting regarding the approval of the Merger by the members of Prime Holdings. With respect to each Transferor and Prime Holdings, this Agreement and each of the Transaction Documents to which it is a party constitute the legal, valid and binding obligations of such Person, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors' rights generally and to general principles of equity (such laws being referred to herein as "CREDITORS' RIGHTS").

       4.4 CONSENTS; ABSENCE OF CONFLICTS. Neither the execution and delivery of this Agreement or the other Transaction Documents by Prime Holdings or any Transferor, nor the consummation of the transactions contemplated hereby and thereby will (a) require consent or advance notice under (other than notices that have been given and consents that have been obtained, copies of which have been furnished to the Company), violate or breach the terms of, cause a default under, conflict with, result in acceleration of, create in any party the right to accelerate, terminate, modify in a manner adverse to either Prime Company under (i) any applicable Legal Requirement, (ii) the Constituent Documents of either Prime Company or the partnership agreements of the Carlyle Partnerships or the limited liability company agreement of TCG, (iii) any Contract to which either Prime Company is a party or by which it, or any of its properties, is bound or (b) entitle any Person to exercise any preferential purchase or similar right (whether arising by law, contract or otherwise) that affects any of the Prime Interests or the Tower Assets, (c) result in the creation or imposition of any Lien (other than a Permitted Lien) on any of the Tower Assets or the Prime Interests; (d) result in the cancellation, forfeiture, revocation, suspension or adverse modification of any existing consent, approval, authorization, license, permit, certificate or order of any Governmental Authority that adversely affects the Prime Businesses; or (e) with the passage of time or the giving of notice or the taking of any action of any third party have any of the effects set forth in clause (a), (b), (c) or (d) of this Section 4.4.

       4.5    CAPITALIZATION OF THE PRIME COMPANIES.

              (a) All of the issued and outstanding equity interests of Prime Holdings consists of 43,500 Class A Units and 27,277 Class B Units. All of the record and beneficial equity interests of

Prime Holdings (including, without limitation, any interest entitling the holder to the economic benefits of Prime Holdings) are owned by the Persons identified on Schedule 4.5(a).

       There are no other members or holders of assignee or similar interests in Prime Holdings other than those set forth on Schedule 4.5(a). Each Person listed on Schedule 4.5(a) has good and valid title to the ownership interest or Units set forth opposite its name and owns same free and clear of all Liens. The interests described on Schedule 4.5(a) in Prime Holdings have been duly authorized and are validly issued. The interests in Prime Holdings are not certificated.

              (b) All of the record and beneficial equity interests of Prime Sub (including, without limitation, any interest entitling the holder to the economic benefits of Prime Sub) are owned by the following Persons in the percentages set forth opposite their name:

              MEMBER NAME                     PERCENTAGE MEMBERSHIP INTEREST
              -----------                     ------------------------------
                  Prime Holdings                           99%
                       TCG                                  1%

       There are no other members or holders of assignee interests or similar interests in Prime Sub other than those set forth above. Each Person listed above has good and valid title to the ownership interest set forth opposite its name and owns same free and clear of all Liens. The above interests in Prime Sub have been duly authorized and are validly issued. The interests in Prime Sub are not certificated.

              (c) Except for this Agreement, there are no Contracts obligating either of the Prime Companies (i) to issue, sell, pledge, dispose of or encumber any equity interest therein or any security convertible, exercisable or exchangeable into any class of equity interest therein, (ii) to redeem, purchase or acquire in any manner any class of its equity interests or any securities that are convertible, exercisable or exchangeable into any of its equity interests or (iii) to make any dividend or distribution of any kind with respect to its equity interests.

              (d) There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights affecting the capital stock or equity of either of the Prime Companies. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the equity interests of any of the Prime Companies other than the voting terms set forth in the LLC Agreements.

              (e) Prime Holdings is its own "ultimate parent entity" within the meaning of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

              (f) No Class C Units of Prime Holdings have ever been issued or are outstanding.

       4.6 EQUITY INVESTMENTS. Except for Prime Holding's equity interest in Prime Sub described above, neither of the Prime Companies owns any equity interest, or any security convertible, exercisable or exchangeable into any equity interest in any Person.

       4.7 ABSENCE OF CHANGES. Except as set forth on Schedule 4.7 and except for the acquisition of the Exxon Towers and sales of property from the Exxon Towers, since the Interim Balance Sheet Date:

              (a) no Material Adverse Effect has occurred to either of the Prime Companies;

              (b) the Prime Companies have been operated and maintained in the ordinary course of the business consistent with their past practices;

              (c) there has not been any damage, destruction or loss to any of the Towers or equipment shelters located thereon or any other material assets of either of the Prime Companies except damage, destruction or loss that has been previously restored to its pre-damaged, pre-destroyed or pre-loss condition (by repair or replacement);

              (d) there has been no issuance by either of the Prime Companies of any equity interests therein, or any repurchase or redemption by any of them of any equity interests therein;

              (e) there has been no merger or consolidation of either of the Prime Companies with any other Person or any acquisition by any of the Prime Companies of the stock, equity or all or substantially all of the assets of any other Person;

              (f) there has been no declaration or payment of any dividend on, or any other distribution with respect to, the equity interests of either of the Prime Companies;

              (g) there has been no borrowing of funds, agreement to borrow funds, guaranty or agreement to maintain the financial position of any Person by any of the Prime Companies;

              (h) none of the Prime Companies has entered into any employment, consulting, severance or indemnification agreement with any Person including with any of its employees, nor has any such the Company incurred or entered into any collective bargaining agreement or other obligation to any labor organization or employee;

              (i) there has been no actual or, to the knowledge of the Transferors, threatened adverse change in the relationship of either Prime or the Company with any material customer, supplier, distributor or sales representative thereof; and

              (j) there has been no Contract entered into by the Prime Companies to do any of the foregoing.

       4.8    TOWER ASSETS AND REAL PROPERTY INTERESTS.

              (a) Schedule A-1 lists separately for each of the Prime Companies all real property owned and held in fee thereby (collectively, for both of the Prime Companies, the "SCHEDULED FEE LANDS") and a general description of the improvements located thereon. Each Prime Company has good and marketable title to its Scheduled Fee Lands (as identified on such Schedule) and all improvements

(except for certain equipment shelters located on Tower Sites that are owned by customers of the Prime Company on such Tower Sites) thereon, free and clear of all Title Defects except Permitted Liens.

              (b) Schedule A-2 lists separately for each of the Prime Companies all surface leases (and the lands covered thereby) pursuant to which it leases real property for use in connection with the Prime Business (collectively, for both of the Prime Companies, the "SCHEDULED LEASES"), together with a general description of any improvements located thereon, in each case specifying the name of the lessor, or sublessor, the date and term of the lease. A true and complete copy of each of the Scheduled Leases, as amended to date, has been furnished by the Transferors to the Company. One of the Prime Companies is the lessee or sublessee under each Scheduled Lease or has succeeded to the rights of the lessee under such Scheduled Lease, owns the leasehold interest created pursuant to such lease and, to the knowledge of the Transferors, holds title thereto free and clear of all Title Defects except Permitted Liens. Each Scheduled Lease is in full force and effect and constitutes a binding obligation of each landlord, lessor or sublessor thereunder, enforceable against such landlord, lessor or sublessor in accordance with its terms subject to Creditor's Rights. No event has occurred that constitutes, or that with the giving of notice or the passage of time or both would constitute, a default under any Scheduled Lease by either of the Prime Companies or, to the knowledge of the Transferors, any other Person. The Prime Company that is the lessee or sublessee under any particular Scheduled Lease either owns the improvements located on the lands covered by such lease or validly occupies such improvements in accordance with the terms of such lease and, to the knowledge of the Transferors, holds title thereto free and clear of all Title Defects except Permitted Liens.

              (c) Schedule A-3 lists separately for each of the Prime Companies all surface easements (and the lands covered thereby) on which any Tower is located and all other material easements used in connection with the Prime Businesses (collectively, for both of the Prime Companies, the "SCHEDULED EASEMENTS"), together with a general description of any improvements located thereon, in each case specifying the name of the grantor and grantee thereof, the grant date and, if other than perpetual, the term of the easement. A true and complete copy of each instrument by which the Scheduled Easements have been granted, as amended to date, has been furnished by the Transferors to the Company. The Person identified on Schedule A-3 as the grantee under any particular Scheduled Easement is the original grantee or has validly succeeded to the rights of the original grantee thereof and has good and valid title to such easement and, to the knowledge of the Transferors, holds title thereto free and clear of all Title Defects except Permitted Liens. Each Scheduled Easement is in full force and effect and has been paid for in full. No event has occurred that constitutes, or that with the giving of notice or the passage of time or both would constitute, a default by any party to any Scheduled Easement. Each Prime Company identified on Schedule A-3 as the owner of any particular Scheduled Easement owns the improvements (except for certain equipment shelters located on Tower Sites that are owned by customers of the Prime Companies on such Tower Sites) located on the lands covered by such easement and, to the knowledge of the Transferors, holds title thereto free and clear of all Title Defects except Permitted Liens.

              (d) The Real Property Interests constitute (i) all of the real property and (except for certain equipment shelters located on Tower Sites that are owned by customers of the Prime Companies on such Tower Sites) improvements which have been used in connection with the ownership and operations of the Prime Companies and the conduct of the Prime Businesses since January 1, 1996 and (ii) all of the real property and improvements which are reasonably anticipated to be required to provide services under Contracts with existing users and users under the Prime Pending Contracts. Other than the Prime Companies and any party to any Scheduled User Contract, there are no parties in possession of any portion of any of the Real Property Interests as lessees, subtenants, tenants at sufferance or trespassers. Each Prime Company identified on Schedules A-1, A-2 or A-3 as being the owner of the particular Real Property Interest has full right and authority to own, use and operate all of the improvements located on the Real Property Interest (except for certain equipment shelters located on Tower Sites that are owned by customers of the Prime Companies on such Tower Sites), subject to applicable law and Permitted Liens. Such improvements are being used, occupied, and maintained in all material respects by each Prime Company in accordance with all applicable easements, contracts, permits, insurance requirements, restrictions, ordinances, zoning laws, building setback lines, covenants and reservations. Certificates of occupancy and all other material licenses, permits, authorizations, and approvals required by any Governmental Authority having jurisdiction over the Real Property Interests, have been issued for the applicable Prime Company's occupancy of each of such improvements and all such certificates, licenses, permits, authorizations and approvals have been paid for and are in full force and effect. There is no pending or, to the knowledge of any of the Transferors, threatened condemnation, eminent domain or similar proceeding or special assessment affecting any of the Real Property Interests. The improvements located on the Real Property Interests are free from material structural and mechanical defects and have been used by the applicable Prime Company in the ordinary course of business and remain as of the date hereof in suitable and adequate condition for such continued use in the Tower Business.

              (e) Schedules A-1, A-2 and A-3 accurately list for each Tower Site the type and height (within a reasonable degree of accuracy) of each Tower located thereon and other information requested on such Schedules. To the knowledge of the Transferors, each Tower Site has direct pedestrian and vehicular access to public roads without the use of any easement, license or right of way other than the Real Property Interests, and such access is the only access to the Tower Sites that has been needed by the Prime Companies to conduct its business during the 12-month period preceding the date of this Agreement.

              (f) Each of the Towers and related support facilities (including guy anchors and wires), the equipment shelters located thereon and any fence surrounding same are located wholly within the related Tower Site and do not encroach on any property other than the Real Property Interests. Each legal description set forth in the deed, lease or easement creating each Real Property Interest is adequate under applicable local laws to describe the real property interest covered thereby. No portion of the Tower Site has been leased or subleased (except under Scheduled User Contracts) including for grazing purposes. To the knowledge of the Transferors, no Tower Site is located within an area that has been designated by the Federal Insurance Administration, the Army Corps of Engineers, or the Federal Emergency Management Administration, or any other governmental authority as being subject to any special or increased flooding hazards.

              (g) The Transferors have furnished the Company with true and complete copies of all deeds, leases, title opinions, title insurance policies and surveys in their possession that relate to the Real Property Interests, together with copies of all reports of any engineers, environmental consultants or other consultants in their possession or the possession of the Prime Companies and relating to any of the Real Property Interests.

              (h) All utilities are available to each Real Property Interest in sufficient quantities and quality to adequately serve the related Real Property Interest in connection with the operation of Prime Businesses consistent with its past practices.

              (i) Schedule B-1 separately lists for each Prime Company each item of equipment, machine, part, material, supply, furniture, car, truck, trailer and other rolling stock and each other item of tangible personal property owned thereby in connection with its Business (a) having a book value of $1,000 or more or (b) such other items of the foregoing that have a book value of less than $1,000 but that, when aggregated with other individual items of the foregoing with a book value of less than $1,000 have an aggregate fair market value or book value of more than $10,000 (collectively, for all of the Prime Companies, the "SCHEDULED TANGIBLE PERSONAL PROPERTY"). The Scheduled Tangible Personal Property constitutes all of the tangible personal property (other than de minimis items of personal property) necessary for the continued ownership, use and operation of the Prime Businesses consistent in all material respects with the past practices of the Prime Companies since January 1, 1996. The Prime Company identified on Schedule B-1 as using or holding any particular items of Scheduled Tangible Personal Property has good title to such items free and clear of all Title Defects except Permitted Lines. Each item of Scheduled Tangible Personal Property is in reasonable working order and repair (taking its age and ordinary wear and tear into account), has been operated and maintained in the ordinary course of business and in any event remains in suitable and adequate condition for use consistent with its primary use since January 1, 1996.

       4.9 AFFILIATE TRANSACTIONS. Schedule 4.9 describes all services and assets (including Intellectual Property Rights) owned, licensed to or otherwise held by any of the Transferor or its Affiliates (other than the Prime Companies) that has been made available or provided to or used by either of the Prime Companies within the one year period prior to the date of this Agreement and that are required to conduct following the Closing Date the Prime Businesses consistent with past practices. Except as set forth in Schedule 4.9, (a) there are no outstanding notes payable to, accounts receivable from or advances by either of the Prime Companies to, and neither of the Prime Companies is otherwise a creditor of, the Transferor or Affiliate, director, officer, shareholder, member or partner thereof and (b) since January 1, 1996, neither of the Prime Companies has purchased, transferred or leased any real or personal property from or for the benefit of, paid any commission, salary or bonus to or for the benefit of the Transferor (other than in their capacity as employees of the Prime Companies) or Affiliate, director, officer, shareholder, member or partner of any Transferor.

       4.10 PERMITS. Schedule 4.10(a) separately lists for each Prime Company all permits (including those issued by the Federal Aviation Administration and the Federal Communications Commission), licenses, certificates, authorizations and approvals granted by any Governmental Authority (each, a "PERMIT") and used or held by or issued to such Prime Company or any of its Affiliates in connection with the ownership and operation of the Prime Businesses including the Towers and the Tower Sites (collectively, the "SCHEDULED PERMITS") that are necessary for the continued ownership, use and operation of the Prime Businesses including the Towers and Tower Sites consistent in all material respects with the past practices of the Prime Companies since January 1, 1996. All fees and other payments due and owing in connection with the Scheduled Permits have been paid in a timely manner so as to prevent any lapse or revocation thereof, and no amounts remain unpaid (whether or not due) with respect to the Scheduled Permits for the period of time ending on or before the Closing Date except amounts included in the adjustments under Section 3.1. Each of the Prime Companies is the initial permittee of, or has validly succeeded to the rights of the permittee under, each of the Scheduled Permits identified as being held or being used thereby. Each of the Scheduled Permits is in full force and effect and no event has occurred that constitutes, or that with the giving of notice for the passage of time or both would constitute, a default by either Prime Company or, to the knowledge of the Transferors, any other Person under any of the Scheduled Permits. The Transferors have furnished to the Company true and complete copies of the Scheduled Permits as amended to date. The Scheduled Permits are free and clear of all collateral assignments, security interests and similar encumbrances.

       4.11   CONTRACTS.

              (a) Schedule 4.11(a) lists each Contract (other than the Scheduled User Contracts and the Scheduled Leases) to which either of the Prime Companies is a party or by which either of their properties are bound including, without limitation, the following: (i) any Contract that provides for the payment by either Prime Company of more than $5,000 in any consecutive 12-month period or more than $25,000 over the remaining life of such Contract,
(ii) any Contract entered into outside of the ordinary course of business including the purchase or sale of all or substantially all of the assets of any company or operating division (by asset sale, stock sale, merger or otherwise),
(iii) any Contract relating to indebtedness for borrowed money and any Contract creating a capital lease obligation, (iv) any Contract providing for the deferred or installment payment of any purchase price including any so called "earn out" arrangement, (v) any Contract between such Prime Company and any Governmental Authority and (vi) any Contract that grants either Prime Company the option or preferential purchase right to acquire any tower site, towers or related equipment.

              (b) Schedule 4.11(b) lists each User Contracts to which either of the Prime Companies is a party or by which either of their properties are bound, and correctly lists the information requested on such Schedule for each User Contract. Schedule 4.11(b) also separately lists and clearly identifies them as such all of the Prime Pending Contracts and the information requested therefor on such Schedule. The Contracts listed on Schedules 4.11(a) and (b) are collectively referred to as the "SCHEDULED CONTRACTS." Each Contract specified on Schedule 4.11(b) as "Pending" has been executed as of the date hereof, has a term of at least one year and the revenues of which have not begun to be received but will begin to be received some time on or before December 31, 1996.

              (c) Neither of the Prime Companies is a party to or has continuing obligations or contingent liabilities under, and Schedules 4.11(a) and (b) do not make reference to, (i) any Contract that grants any Person the right to market or manage any aspect of the Prime Businesses including, without limitation, tower management, tower space marketing, and tower customer or user administration other than those terminated and released at Closing, (ii) any Contract that limits the freedom of such Prime Company to compete in any line of business or to conduct business in any geographic location, (iii) any Contract that (A) was entered into on terms known at the time the Contract was entered into not to be commercially reasonable, (B) was entered into with the expectation that such Prime Company would incur a loss or (C) involves an obligation on the part of such Prime Company to construct or manage towers for another Person at a fixed or turn-key price, (iv) any Contract for the sale of accounts receivable, (v) any Contract constituting a guarantee of debt of any third Person or any Contract requiring such Prime Company to maintain the financial position of any other Person, (vi) any Contract (other than the LLC Agreements) constituting a partnership, joint venture or other similar Contract; (vii) any Contract in respect of Intellectual Property Rights granted to or by such Prime Company, (viii) any Contract creating a Lien on any of the Tower Assets, (ix) any Contract between either Prime Company and any Transferor or any Affiliate of any Transferor or (x) any Contract for employment or consulting services or any Contract for severance, termination pay or similar obligations.

              (d) True and complete copies of each Scheduled Contract have been furnished by the Transferors to the Company. With respect to each Scheduled Contract: (i) the Scheduled Contract is the legal, valid obligation of the applicable Prime Company, and to the knowledge of the Transferors, any other Person party thereto, binding and enforceable against such applicable Prime Company, and to the knowledge of the Transferors, any other Person party thereto, in accordance with its terms subject to Creditors' Rights; (ii) the Scheduled Contract has not been terminated, and none of the Prime Companies, nor, to the knowledge of any of the Transferors, any other Person is in breach or default thereunder, and to the knowledge of the Transferors no event has occurred that with notice or lapse of time, or both, would constitute a breach or default, or permit termination or modification thereunder; and (iii) no party has asserted nor has any right to offset, discount or otherwise abate any amount owing under the Scheduled Contract except as expressly set forth in such Contract. Each of the Prime Companies is the initial party to each Scheduled Contract, or has validly succeeded to the rights of a party to each Scheduled Contract. None of the rights of the Prime Companies in the Scheduled Contracts has been assigned (including by an absolute assignment of rents or contracts) or collaterally assigned or are affected by any security interest or similar encumbrance.

              (e) The principal balance of all of the Prime Companies' indebtedness to third-parties is described on Schedule 4.11(c) and can be prepaid at any time without payment of any premium, penalty or similar amount other than amounts that have been paid by the Transferors on or prior to the Closing. All accrued interest, whether or not then payable, on the Prime Companies's indebtedness to third-parties has been paid in full through and including the Closing Date. All intercompany amounts including those between any Prime Company, on the one hand, and any Transferor or their respective Affiliates have been capitalized, paid in full, forgiven or otherwise satisfied in full prior to the Closing Date.

       4.12   INTELLECTUAL PROPERTY.   Schedule 4.12 lists all of the material
Intellectual Property Rights owned or used by either of the Prime Companies including any corporate, trade or assumed names (other than those under which either Prime Company may have qualified as a foreign corporation and that are reflected on the certificates of good standing and existence delivered at Closing) and the applicable state, county or other jurisdiction in which either Prime Company has made any filing with respect to any such property (collectively, the "SCHEDULED INTELLECTUAL PROPERTY RIGHTS") that are necessary for the continued ownership, use and operation of the Prime businesses consistent in all material respects with the past practices of the Prime Companies since January 1, 1996. One of the Prime Companies has good title to each item of Scheduled Intellectual Property Rights and holds title thereto free and clear of all Liens, and has not granted any person the right to use, or consented to the use by any person of, any of the Scheduled Intellectual Property Rights or, with respect to any corporate, trade or assumed name, any confusingly similar name in any of the Subject States.

       4.13 FINANCIAL STATEMENTS. The Transferors have delivered to the Company true and complete copies of the following financial statements (collectively, the "FINANCIAL STATEMENTS"): (a) the audited balance sheets of the Prime Companies (on a combined basis) as of December 31, 1995 and December 31, 1994 and the related audited statements of the Prime Companies (on a combined basis) of income, members' capital and cash flows (including the notes thereto) (the "AUDITED FINANCIAL STATEMENTS"), which financial statements are accompanied by the signed audit opinions of the Prime Companies' independent public accountants for each of such calendar years, and (b) an unaudited balance sheet (on a combined basis) of the Prime Companies as of the Interim Balance Sheet Date and the related unaudited statements of the Prime Companies (on a combined basis) of income for the eight-month period then ended (the "INTERIM FINANCIAL STATEMENTS"). The Financial Statements present fairly in all material respects the financial position of the Prime Companies on a combined basis and the results of their operations and changes in financial position as of the dates and for the periods indicated therein and have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby. Other than as reflected in the Financial Statements delivered to the Company or as disclosed on Schedule 4.13, to the knowledge of the Transferors, neither Prime Company has any liability or obligation (whether accrued, absolute, contingent or otherwise) that, when aggregated with other liabilities or obligations described in this sentence, is reasonably likely to give rise to Damages of more than $5000, nor do Transferors know of any basis for the assertion against either Prime Company of any liability or obligation not fully reflected or accrued for in the Financial Statements delivered to the Company or reflected on Schedule 3.1A.

       4.14 LEGAL COMPLIANCE. Each of the Prime Companies is in compliance in all material respects with all applicable Legal Requirements.

       4.15 INSURANCE. Schedule 4.15 sets forth a true and complete list of all policies, binders, and insurance contracts under which any of the Prime Companies or any of the properties or assets of the Prime Companies is insured (the "EXISTING INSURANCE POLICIES"). With respect to each Existing Insurance Policy, Schedule 4.15 sets forth a true and correct description of (a) the scope of coverage, (b) the limits of liability, (c) deductibles and other similar amounts, and (d) the aggregate limits and available coverage (if less than the aggregate limits) as of the date hereof. Each of the Existing Insurance Policies is in full force and effect, neither the Prime Companies nor the Transferors have received written notice of any cancellation or any threatened cancellation of any Existing Insurance Policy, and each of the Prime Companies is a named insured or loss payee, as applicable, under each Existing Insurance Policy.

       4.16   BOOKS AND RECORDS.   The Transferors have furnished the Company
with true and complete copies of the books and records relating to the ownership and operation of the Prime Companies (the "BOOKS AND RECORDS"). The Books and Records accurately reflect all member interest transfers and all minutes and written consents adopted by the members or managers of the Prime Companies. The Books and Records have been maintained in accordance with applicable Legal Requirements, comprise all of the books and records relating to the ownership and operation Businesses, reflect all proceedings and transactions customarily contained in corporate books and records and will be delivered to the Company at the Closing.

       4.17   TAXES.

              (a) All returns (including, without limitation, income, franchise, corporation, capital gains, sales and use, unemployment compensation, excise, severance, property, gross receipts, profits, payroll and withholding tax returns and information returns) and reports (all such returns and reports herein referred to collectively as the "TAX RETURNS" or singularly as a "TAX RETURN") of or relating to any foreign, federal, state or local tax, assessment, impost, duty, levy or charge of any nature whatsoever (all, together with any penalties, additions to tax, fines and interest thereon, or related thereto, herein referred to collectively as "TAXES" or singularly as a "TAX") which are required to be filed on or before the Closing Date by or with respect to the Prime Companies have been duly and timely filed. All items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been so included and all information provided in each such Tax Return is true, correct and complete in all material respects. All Taxes which have become due and payable by either of the Prime Companies with respect to the period covered by each such Tax Return have been timely paid in full. All withholding Tax and Tax deposit requirements imposed on the Prime Companies to the extent required by Legal Requirements for any and all periods ending on or prior to the Closing Date have been timely satisfied in full by the Prime Companies. No penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax.

              (b) All Tax sharing agreements or similar arrangements with respect to or involving any of the Prime Companies have been terminated prior to the Closing Date, and after the Closing Date none of the Prime Companies shall have any obligation under any such agreement for any past, current or future period.

              (c) There is no claim pending against either of the Prime Companies or any of their members for any Taxes, and to the knowledge of the Transferors, no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to the Prime Companies. None of the property of the Prime Companies is subject to any Lien for any Tax except Liens for current Taxes not yet due.

              (d) None of the Prime Companies or any of their members will be required to include any amount in income for any taxable period as a result of a change in accounting method for any taxable period ending on or before the Closing Date.

              (e) Each of the Prime Companies is classified as a partnership for U.S. federal income tax purposes.

              (f) None of the property of any Prime Company is subject to a safe-harbor lease (pursuant to section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is "tax-exempt use property" (within the meaning of section 168(h) of the Code) or "tax-exempt bond financed property" (within the meaning of section 168(g)(5) of the Code).

       4.18 LITIGATION. Except as set forth in Schedule 4.18, there are no actions, suits or proceedings pending or, to the knowledge of the Transferors, threatened at law or in equity, or before or by any Governmental Authority or before any arbitrator of any kind, against either of the Prime Companies or their respective Affiliates that affect or would affect the Prime Companies, the Prime Businesses or the Tower Assets or the consummation of the transactions contemplated hereby.

       4.19 BROKERS' FEES. Neither the Transferors nor their respective Affiliates (including the Prime Companies) have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Company or its Affiliates (including any of the Prime Companies) could become liable or obligated.

       4.20   EMPLOYEES.    Schedule 4.20 lists all persons employed by either
Prime Company during any part of the 120-day period preceding the Closing Date. The employment of all persons employed by either of the Prime Companies on or prior to the Closing has been terminated, and all liabilities and obligations relating to the employment of such persons (including, without limitation, liabilities and obligations relating to the payment of salary and other wages, travel and entertainment reimbursement, severance benefits, bonuses, profit sharing, pension benefits, vacation pay or any other liability or obligation arising under or relating to any employee benefit plan, program or policy) have been satisfied in full (either by payment or assumption in full by a Person other than the Prime Companies). There are no outstanding loans or advances to or from either of the Prime Companies to any of its former members, managers, officers, employees or any of their respective Affiliates. Neither of the Prime Companies is a party to, nor is either of the Prime Companies bound by, the terms of any collective bargaining agreement or any other Contract with any labor union or representative of employees, and no such agreements are being negotiated.

       4.21   EMPLOYEE BENEFIT MATTERS.

              (a) As of the Closing, neither of the Prime Companies sponsors, maintains or contributes to, nor does either of the Prime Companies have an obligation to sponsor, maintain or contribute to, any of the following (collectively referred to as "PLANS," and individually referred to as a "PLAN"):

              (i)    an "employee benefit plan," as such term is defined in
       Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA); or

              (ii) a personnel policy, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 4.21(a)(i).

              (b) Neither of the Prime Companies, nor any corporation, trade, business or entity under common control with either of the Prime Companies within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "CODE"), or Section 4001 of ERISA (a "COMMONLY CONTROLLED ENTITY"), has at any time within six years prior to the Closing Date contributed to, or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA.

              (c) Neither of the Prime Companies has any outstanding obligations or liabilities (including, without limitation, any obligation or liability relating to the continuation of coverage provisions contained in
Section 4980B of the Code, Sections 601 through 608 of ERISA, and applicable state laws) with respect to any Plan (i) formerly sponsored, maintained or contributed to by either of the Prime Companies or (ii) currently or formerly sponsored, maintained or contributed to by any Commonly Controlled Entity.

              (d) No payments have or will be made to former employees of the Prime Companies which, in the aggregate, would result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code.

       4.22   ENVIRONMENTAL MATTERS.

              (a) To the knowledge of the Transferors, the properties of each Prime Company (collectively, the "PROPERTIES") do not violate any Environmental Laws or any order or requirement of any court or Governmental Authority to the extent pertaining to health or the environment, nor are there any conditions existing on or resulting from operation of the Properties that may give rise to any on-site or off-site remedial obligations under any Environmental Law;

              (b) The Properties are not subject to any pending or, to the knowledge of the Transferors, threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority under any Environmental Law;

              (c) All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by each Prime Company under any Environmental Law in connection with the Properties, including without limitation those relating to the treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed, and each Prime Company is in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

              (d) To the knowledge of the Transferors, all hazardous substances or solid wastes generated at or as a result of operations at the Properties and requiring disposal have been transported from such Properties only by carriers maintaining valid authorizations under applicable Environmental Laws.

              (e) To the knowledge of the Transferors, there is no material liability (accrued or contingent) to any non-governmental third party in tort in connection with any release or threatened release of any hazardous substances, solid wastes, petroleum, petroleum products, and oil and gas exploration and production wastes into the environment as a result of or with respect to operations at the Properties; and

              (f) There have been no Claims against or affecting the Prime Companies that relate to the release, discharge or emission of any hazardous substance, or to the generation, treatment, storage or disposal of any wastes, or otherwise relating to the protection of the environment or to the non-compliance with any notices, permits, licenses, consent decrees or other authorization.

       4.23 CUSTOMERS. Except as may be disclosed on Schedule 4.7, to the knowledge of the Transferors, there is no present intent of any significant tower space user, customer, vendor or supplier of the Prime Businesses to discontinue or substantially alter its relationship as such with the Prime

Companies or the Company upon consummation of the transactions contemplated hereby, nor does any Transferor have any reasonable belief that any significant tower space user, customer, vendor, or supplier of the Prime Businesses will discontinue or substantially alter its relationship as such with the Prime Companies or the Company upon the consummation of the transactions contemplated hereby.

       4.24 INVESTMENT. Each Transferor (a) understands that the shares of Company Common Stock and the Transferor Notes (collectively, the "ATC SECURITIES") have not been, and will not be, registered under the Federal securities law or any state securities laws, and are being offered and sold in reliance upon Federal and state exemptions for transactions not involving any public offering and as such will be "restricted securities", (b) is acquiring the ATC Securities solely for its own account for investment purposes, and not with a view to the distribution thereof, (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received certain information concerning the Company and has had the opportunity to obtain additional information it desired in order to evaluate the merits and risks inherent in holding the ATC Securities, (e) is able to bear the economic risk and lack of liquidity inherent in holding the ATC Securities, and (f) is an accredited investor within the meaning of Regulation D under the Securities Act of 1933, as amended.

       4.25 ACCESS INFORMATION. No Prime Company has given any revocable or irrevocable powers of attorney or similar grant of authority to any Person relating to its business for any purpose whatsoever. The Transferors have provided the Company with all keys, combinations, alarm and access codes and other information necessary to enter into or upon the Tower Assets.

       4.26 OPERATING EXPENSES. Except for those items included in the adjustments under Section 3.1, all operating expenses relating to the ownership and operation of the Prime Companies and the Tower Assets on or prior to the Closing Date have been paid in full.

       4.27 UCC. None of the Tower Assets is covered by any UCC financing statement other than those for which a fully executed termination statement has been delivered to the Company at the Closing.

       4.28   [INTENTIONALLY OMITTED].

       4.29 RESIGNATIONS. All officers and managers of the Prime Companies have tendered their written resignations effective as of the Closing Date.

                                   ARTICLE 5.
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       The Company represents and warrants to the Transferors as follows:

       5.1    ORGANIZATION.   The Company is a corporation duly organized,
validly existing and in good standing under the laws of Delaware. The Company has delivered to the Transferors true and complete copies of its certificate of incorporation and bylaws, as amended to date.

       5.2 QUALIFICATION. The Company is duly qualified to do business as a foreign corporation and is good standing in Texas. The Company is not required to qualify as a foreign corporation in any other jurisdiction. The Company has all requisite power and authority to own its properties and assets and to carry on the business as it is currently conducted.

       5.3 AUTHORITY; ENFORCEABILITY. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party and the performance of its obligations contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Company and by all other corporate action, if any, necessary on behalf of the Company. This Agreement and each of the Transaction Documents to which the Company is a party constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to Creditors' Rights. All other documents required hereunder to be executed and delivered by the Company at the Closing have been duly authorized, executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to the Creditors' Rights.

       5.4 ABSENCE OF CONFLICTS. Neither the execution and delivery by the Company of this Agreement or the other Transaction Documents to which the Company is a party, nor the consummation of the transactions contemplated hereby and thereby will violate or breach the terms of, cause a default under, conflict with, result in acceleration of, create in any party the right to accelerate, terminate, modify or cancel, require any notice or consent or give rise to any preferential purchase or similar right under (a) any applicable Legal Requirement, (b) the Company's certificate of incorporation or bylaws, or
(c) any Contract to which the Company is a party or by which it, or any of its properties, is bound.

       5.5    CAPITALIZATION OF THE COMPANY .

              (a) The entire authorized share capital of the Company consists of (i) 250,000 shares of common stock, $.01 par value per share, and (ii) 22,500 shares of preferred stock all of which are designated as Series A Convertible Preferred Stock. The Company's issued and outstanding share capital (before giving effect to the issuance of the shares of Company Common Stock) consists of 106,677 shares of Common Stock and 22,500 shares of Series A Convertible Preferred Stock. The Company has delivered to Agent true and complete copies of its certificate of incorporation, certificate of designations and bylaws, each as amended to date.

              (b) Except for this Agreement, there are no Contracts obligating the Company (i) to issue, sell, pledge, dispose of or encumber any equity interest therein or any security convertible, exercisable or exchangeable into any class of equity interest therein, (ii) to redeem, purchase or acquire in any manner any class of its equity interests or any securities that are convertible, exercisable or exchangeable into any of its equity interests or (iii) to make any dividend or distribution of any kind with respect to its equity interests.

              (c) There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights affecting the capital stock of the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the equity interests of the Company.

       5.6    SUBSIDIARIES; EQUITY INVESTMENTS.  Except as set forth on
Schedule 5.6(a), the Company does not own, directly or indirectly, any equity interest, or any security convertible, exercisable or exchangeable into any equity interest, in any Person (the "COMPANY SUBSIDIARIES"). Immediately before giving effect to the transactions contemplated hereby, the sole properties (other than de minimis assets) of ATC consisted of its equity interests in the Company Subsidiaries. The Company owns beneficially and of record all of the issued and outstanding capital stock of each Person specified on Schedule 5.6(a). There are no outstanding or authorized Contracts that could require the Company or any of the Company Subsidiaries to sell, transfer or otherwise dispose of any of its interests in any such subsidiary (other than customary stock pledges to the Company's lenders) or that would require any of such entities to issue, sell, or otherwise cause to become outstanding any of its capital stock or other capital interests or any securities exercisable, exchangeable or convertible into any such shares or interests. Except as described on Schedule 5.6(a), there are no outstanding stock appreciation, phantom stock, profit participation, or similar rights affecting the capital stock or other capital interests of any of the Company Subsidiaries. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock or other capital interests of any of the Company Subsidiaries.

       5.7 BROKERS' FEES. Neither the Company nor its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Transferors or their respective Affiliates (other than the Prime Companies) could become liable or obligated.

       5.8 INVESTMENT. The Company (a) understands that the Prime Interests have not been, and will not be, registered under the Federal securities law or any state securities laws, and are being offered and sold in reliance upon Federal and state exemptions for transactions not involving any public offering and as such will be "restricted securities", (b) is acquiring the Prime Interests solely for its own account for investment purposes, and not with a view to the distributions thereof, (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received certain information concerning the Prime Companies and has had the opportunity to obtain additional information it desired in order to evaluate the merits and risks inherent in holding the Prime Interests, (e) is able to bear the economic risk and lack of liquidity inherent in holding the Prime Interests, and (f) is an accredited investor within the meaning of Regulation D under the Securities Act of 1933, as amended. Notwithstanding the foregoing, the Company is relying, and is permitted by the Transferors to rely, on the representations and warranties of the Transferors made in this Agreement.

       5.9 COMPANY COMMON STOCK AND THE TRANSFEROR NOTE. The issuance of the shares of Company Common Stock and the Transferor Notes have been approved by all corporate action necessary to be taken by the Company in connection therewith. The shares of Company Common Stock, when issued in accordance with this Agreement, will be validly issued, fully paid and non-assessable.

       5.10 CAPITALIZATION OF ATC . The entire authorized share capital of ATC consists of (A) 250,000 shares of common stock, $.01 par value per share and (b) 22,500 shares of preferred stock all of which are designated as Series A Redeemable Preferred Stock. ATC's issued and outstanding share capital (including warrants on an "as if exercised" basis) consists of 106,677 shares of Common Stock and 22,500 shares of Series A Redeemable Preferred Stock.

                                   ARTICLE 6.
                                  TAX MATTERS

       6.1    PREPARATION AND FILING OF TAX RETURNS.

              (a) With respect to each Tax Return covering a taxable period ending on or before the Closing Date that is required to be filed after the Closing Date for, by or with respect to any of the Prime Entities, the Transferors shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all items of income, gain, loss, deduction and credit or other items (collectively "TAX ITEMS") required to be included therein, and shall timely file such Tax Return along with full and complete payment of all Taxes required to be paid with respect to the period covered by such return. If any such tax Return is required to be filed by any of the Prime Companies, the Transferors shall deliver the original of such Tax Return to the Company at least 30 days prior to the due date (including extensions) of such Tax Return and shall pay to the Company not less than 5 days prior to the due date of such Tax Return the full and complete amount of Taxes due and payable by the Prime Companies or any direct or indirect member thereof with respect to the period covered by such Tax Return. Thereafter, the Company shall cause such Tax Return (along with the payment received from the Transferors) to be timely filed with the appropriate taxing authority.

              (b) With respect to each Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date for, by or with respect to any of the Prime Companies, the Company shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax Items required to be included therein. The Company shall determine (by an interim closing of the books as of the Closing Date except for ad valorem Taxes and franchise Taxes based on capital which shall be prorated on a daily basis) the portion, if any, of the Tax due with respect to the period covered by such Tax Return which is attributable to operations of the Prime Companies during a Pre-Closing Taxable Period. At least 40 days prior to the due date (including extensions) of such Tax Return, the Company shall deliver to the Transferors a copy of such Tax Return and of its determinations for review and approval by the Transferors, which approval shall not be unreasonably withheld. If the Transferors approve the Tax Return, the Transferors shall pay to the Company the amount of any Taxes attributable to operations during a Pre-Closing Period not less than 5 days prior to the due date of such Tax Return, taking into account any Taxes for which proration payments were made by the Transferors, or which were assumed by the Company, in each case under Section 3.1. If the Transferors do not approve any Tax Return, they shall so advise the Company within 20 days from the date the Transferors received the Tax Return in a written notice setting forth the basis for their disapproval, and the parties shall endeavor in good faith to resolve their differences prior to the due date (including extensions) for the Tax Return. If the parties are unable to resolve any such differences, the filing of a Tax Return shall not in any way limit the rights of the Company Parties under Section 9.1.

              (c) Any Tax Return to be prepared pursuant to the provisions of this Article 6 shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in law.

              (d) At the request of the Company, the Transferors shall either include or refrain from including an election under Section 754 of the Code in the final Tax Returns of the Prime Companies.

              (e) ATC, the Transferors contributing property to the Company in the Formation Transaction and the Company agree (i) to report the transfer of property to the Company hereunder and the transfer by ATC of the stock of ATC Tower Corp. and American Tower Rental Holdings Corp. as an integrated transaction which qualifies under Section 351 of the Code in the filing of all Tax Returns and (ii) to report to the other any communication from the Internal Revenue Service which challenges in any way such characterization of this transaction. Without limiting the generality of the foregoing, (A) ATC and the Transferors shall comply with the requirements of Treas. Reg. Section
 1.351-3(a), and shall deliver to the Company a copy of the statement required to be filed with its Tax Return under that section within ten (10) days thereafter, and (B) the Company shall comply with the requirements of Treas. Reg. Section 1.351-3(b), and shall deliver to ATC and the Transferors a copy of the statement required to be filed under that section within ten (10) days thereafter. ATC, the Transferor and the Company also shall maintain such permanent records as are required by Treas. Reg. Section 1.351-3(c).

                                   ARTICLE 7.
           COVENANTS BY THE TRANSFERORS AND THE COMPANY AFTER CLOSING

       7.1 BOOKS AND RECORDS. The Transferors acknowledge and agree that from and after the Closing the Company will be entitled to the originals of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Prime Businesses (the "BOOKS AND RECORDS"). The Company shall cooperate in all reasonable respects with any Transferor and will make available to such Transferor, during normal business hours, the Books and Records (but only to the extent relating to the period preceding the Closing Date) and which are necessary or useful in connection with any third-party tax inquiry, audit or similar investigation or any dispute or litigation; provided, prior to making available any of the Books and Records, the Transferor shall enter into a customary confidentiality agreement binding on it and any other person to whom the information may be disclosed.

       7.2 TRANSITION. The Transferors will not take any affirmative action that is intended to have the effect of discouraging any lessor, licensor, licensee, customer, supplier, or other business associate of the Prime Companies from maintaining the same business relationships as it maintained with the Prime Companies prior to the Closing.

       7.3    NON-COMPETITION.

              (a) As a material inducement to the Company's willingness to enter into this Agreement, Bill Kubena, Dale Harkins and Warren Harkins expressly covenant and agree that for a period of three years from and after the Closing Date they and their respective Affiliates (collectively, the "SUBJECT PARTIES") will not (i) buy, lease or in any manner acquire, or participate in the acquisition or acquisition process of (as a broker, consultant, principal or otherwise) (A) any communication tower or tower site within a 10-mile radius of any tower or tower site owned by the Company or its Affiliates (including the Prime Companies) immediately after the Closing (other than the Exxon Towers, the Uhra Tower Assets and any assets reconveyed under
Section 7.6) or (B) any communication tower located in the continental United States that is over 100 feet in height (other than the Exxon Towers, the Uhra Tower Assets and any assets reconveyed) or (ii) construct any new tower within a ten-mile radius of any tower or tower site that, at the time any significant construction activities are proposed to be commenced (and all conditions precedent to construction (e.g. available financing and good title) have been satisfied), is owned by the Company or its Affiliates. During such three-year period, the Subject Parties shall not take any action intended to circumvent the restrictions set forth herein including, without limitation, owning a financial interest in, or being otherwise employed by or connected with, any business, individual, partnership, firm or corporation that is engaged in the type of activities that the Subject Parties are prohibited from directly participating in pursuant to this Section 7.3. Notwithstanding the foregoing in this Section 7.3(a), the restrictions on the Subject Parties shall terminate in the event the Company fails to make interest or scheduled principal payments on the Transferor Notes and such failure continues uncured for 15 days after notice from Agent; provided, no payment default shall be deemed to exist by reason of the exercise of offset rights granted in the Transferor Notes or due to restrictions contained in any credit facility or refinancings thereof having priority over the Transferor Notes or related subordination agreement.

              (b) To the extent that any part of this Section 7.3(a) may be invalid, illegal or unenforceable for any reason, it is intended that such part shall be enforceable to the extent that a court of competent jurisdiction shall determine that such part, if more limited in scope, would have been enforceable, and such part shall be deemed to have been so written and the remaining parts shall as written be effective and enforceable in all events.

              (c) The Subject Parties and the Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 7.3(a) do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company. The Subject Parties and the Company further agree and acknowledge that, in the event of a breach or threatened breach of any of the provisions of this Section 7.3, the Company shall be entitled to immediate and temporary injunctive relief, as any such breach would cause the Company irreparable injury for which it would have no adequate remedy at law. Nothing herein shall be construed so as to prohibit the Company from pursuing any other remedies available to it hereunder, at law or in equity for any such breach or threatened breach.

       7.4 FURTHER ASSURANCES. Each party hereto will, at the request of any other party hereto, take such further actions as are requested and execute any additional documents, instruments or conveyances of any kind which may be reasonably necessary to further effect the contribution and transfer of the Prime Interests and the other transactions contemplated hereby.

       7.5 CONFIDENTIALITY. The Transferors agree that after the Closing Date any facts, information, know-how, processes, trade secrets, customer lists or confidential matters that relate in any way to the Prime Businesses or the Prime Companies shall be maintained in confidence and shall not be divulged by the Transferors or their Affiliates to any party unless and until they shall become public knowledge (other than by disclosure in breach of this Section 7.5) or as required by law, including applicable securities laws and regulations; provided, before the Transferors or any Affiliate thereof discloses any of the foregoing as may be required by law, such Person shall give the Company reasonable advance notice and take such reasonable actions as the Company may propose to minimize the required disclosure.

       7.6    TITLE DEFECT PROCEDURES.

              (a) In the event either Prime Company fails to be vested with title as of the Closing Date to any Tower, Tower Site or the improvements located thereon or in the event the Company discovers any Title Defect (other than a Permitted Lien) existing on the Closing Date and affecting any

Tower, Tower Site or the improvements located thereon, the Company may from time to time following the Closing Date submit to Agent written notice thereof (a "TITLE DEFECT NOTICE") and promptly thereupon Transferors may elect to undertake to cure such matter. Agent shall keep the Company informed on a regular basis of the Transferors' curative efforts and shall furnish for the Company's prior comment and approval the form of all deeds, assignments, bills of sale, consents, waivers and other instruments proposed to cure any Title Defect (each a "CURATIVE INSTRUMENT"). In no event shall the Transferors or Agent file or record, or cause to be filed or recorded, any of the Curative Instruments without the Company's prior written consent, which consent will not be unreasonably withheld. In no event shall any Curative Instrument impose any monetary obligation or assumption of any liability on the Company or its Affiliates.

              (b) If the Transferors do not elect (within 5 days after receipt of notice from the Company) to cure any Title Defect and diligently proceed to cure same, the Company may attempt to cure such Title Defect and be entitled to prompt reimbursement in accordance with Section 7.6(c) for all amounts incurred in curing such Title Defect. If the Company is unable to cure such Title Defect after undertaking the cure efforts described in the preceding sentence or if the Company elects not to undertake further curative efforts, and such Title Defect remains uncured, the Company may either (i) convey the Tower Site and Tower affected by such Title Defect to Agent or its designee or
(ii) retain the property affected by the Title Defect and waive further recourse therefor under this Section 7.6. The conveyance contemplated by clause (i) preceding shall be effected by a deed without warranty and shall be subject to all matters appearing in the real property records of the jurisdiction in which the Tower Site is located (other than liens created by, through or under the Company or its Affiliates (other than under User Contracts)) after the Closing Date, and the grantee shall be required to assume all obligations under all Contracts (including any lease of the real property constituting the Tower Site and all contracts, leases or licenses to users of space on the Tower and Tower Site so reconveyed) affecting the property so reconveyed. Upon any such reconveyance, the Company shall account for and pay to Agent the net revenues collected since the Closing Date from operations on the reconveyed Tower Site, and the Transferors shall account for and pay to the Company any net loss attributable to the operation of the reconveyed Tower and Tower Site since the Closing Date in accordance with the provisions of Section 7.6(c) and the Company shall issue a note having comparable terms to the Transferor Notes if monies are payable by the Company.

              (c)    With respect to any Tower Site reconveyed pursuant to this
Section 7.6, the Transferors shall, subject to the remaining provisions of this
Section 7.6(c) and Section 7.6(d), make a payment to the Company equal to the amount set forth for such Tower and Tower Site in the "Value" column of Schedule C, as applicable. If the Tower Defect or failure of title giving rise to a reconveyance of a Tower and Tower Site was not Known as of the Closing Date, the amount payable by the Transferors upon reconveyance shall be satisfied solely by offsetting such amount against amounts owing under the Contingent Transferor Note; provided, the Transferors shall have no liability with respect to any unknown Title Defect for which the Company fails to submit a claim to Agent on or before the first anniversary of the Closing Date. If the Tower Defect or failure of title giving rise to a reconveyance of a Tower and Tower Site was Known as of the Closing Date, the amount payable by the Transferors upon reconveyance shall be made as follows: (i) with respect to any claim submitted to Agent on or before July 11, 1997, each Transferor shall be required to pay to the Company in cash its Pro Rata Share of the "Value" of the Tower or Tower Site affected thereby (as determined from Schedule C), (ii) to the extent any Transferor fails to make any cash payment required by it under clause (i) preceding, the Company may offset any such unpaid amount against amounts (whether principal or interest and whether or not then due) on the Contingent Transferor Note and pro rata against the other Transferor Notes and (iii) with respect to any claim first submitted by the Company to Agent after July 11, 1997 but on or before April 11, 1998, the amount payable by the Transferors shall be satisfied solely by offsetting such amount against amounts (whether principal or interest and whether or not then due) on the Contingent Note or pro rata against the other Transferor Notes.

              (d) The Transferors shall be deemed to have discharged their obligations under this Section 7.6 with respect to the Euless I Tower located in Tarrant County, Texas to the extent of any amount that the Company, after undertaking customary claims procedures with respect to the Euless Title Policy (and without the requirement that the Company institute legal proceedings, employ any legal counsel or take any other extraordinary means of collecting on the policy), actually recovers under such title policy.

       7.7 PRE-CLOSING CONVEYANCE AND ASSUMPTION. Immediately prior to the Closing, the Transferors will take such action as is required to convey and assign, without recourse, from the Prime Companies the Excluded Assets and to cause an Affiliate of the Transferors (other than the Prime Companies) to assume the Excluded Liabilities.

       7.8 CONTINUATION COVERAGE. The Transferors shall (a) provide to all former employees of the Prime Companies (and the eligible dependents of such former employees) sufficient medical, mental health, vision, dental, and other group health plan benefits to satisfy the obligations, if any, of the Prime Companies or any of its Affiliates under the continuation of coverage provisions contained in Section 4980B of the Code, Sections 601 through 608 of ERISA, and applicable state laws and (b) take any and all other actions necessary to ensure that the Company, the Prime Companies and their respective Affiliates shall not be required to provide such continuation coverage with respect to any such benefit to any such individual. The Transferors shall deliver to the Company at the Closing a release and waiver, in the form of Exhibit D, from each person employed by either Prime Company during any part of the 120 day period prior to the Closing Date.

       7.9    ULTRA TOWERS.  Subject to the remaining provisions of this
Section 7.9, the Company agrees to purchase, or cause an Affiliate thereof to purchase, and the Transferors shall cause Ultra Towers, L.L.C. ("ULTRA") to sell, 100% interest in the two communication towers described on Schedule 7.9, the fee interest on which such towers are located and all improvements located thereon, as such fee interests are described on Schedule 7.9 (collectively, the "ULTRA TOWER ASSETS"). The purchase price for the Euless Tower in Tarrant County, Texas shall be $1,650,000 and for the Plano Tower shall be $1,250,000. The closing of the Euless Tower shall take place on October 31, 1996 unless the parties mutually agree on another date and the closing of the Plano Tower shall take place as soon as practicable after January 15, 1997. The purchase price for each Tower shall be payable in cash and common stock of American Tower Corporation in such proportions as the parties mutually agree or, in the absence of agreement, in cash. The obligations of the Company to purchase the Ultra Tower Assets are conditioned on the following matters having been satisfied at the closing of the Euless Tower (with respect to the Euless Tower closing) and at the closing of the Plano Tower (with respect to the Plano Tower closing): (i) the Ultra Tower Assets shall have been operated in the ordinary course of business and in accordance with prudent industry practices from the date hereof to the date of the purchase and sale and Ultra shall continue to market space on the towers and manage the towers consistent with its present conduct as if it were conducting same for its own account, (ii) there shall have been no damage, destruction or loss to any of the Ultra Tower Assets that has not been restored as of the closing to its pre-damaged, pre-destroyed or pre-loss condition (by repair or replacement), (iii) no condemnation, eminent domain or other litigation shall be pending or threatened with respect to any portion of the Ultra Tower Assets, (iv) Ultra, at its expense, shall deliver title policies dated as of the closing in the amount of the respective purchase price of each tower and such policy shall reflect no liens or encumbrances other than Permitted Liens, (v) Ultra will remain responsible for all pre-closing liabilities relating to the ownership and operation of the Ultra Tower Assets including those under environmental laws and under contracts including management contracts, (vi) Ultra shall deliver the Ultra Tower Assets free and clear of all liens and encumbrances (other than ordinary course obligations to users on the towers and Permitted Liens) and shall deliver evidence that all management agreements have been terminated and obligations thereunder released, and (vii) Ultra and the Company, or a wholly owned subsidiary of the Company, shall enter into a purchase agreement or letter of intent that will reflect the foregoing terms and will survive the closing. The Transferors represent to the Company that the ordinary, recurring, actual, annualized monthly revenue (determined in accordance with GAAP) arising from the operation of the Ultra Tower Assets in the month of October 1996 is $216,480 and the associated Cost of Sales giving rise to such revenues is $20,160.

       7.10 RELEASE OF LLC INDEMNITIES. Each Transferor hereby releases and discharges, and shall cause each present or former member or manager of either of the Prime Companies to release and discharge, the Company and its Affiliates (including the Prime Companies) from any obligations (including indemnification obligations) arising under the LLC Agreements or the Delaware Limited Liability Company Act, in each case, to the extent relating to actions or omissions of the Prime Companies, or any acts or omissions of the managers, members or officers (former or present) including those committed while serving in their capacity as members, managers, employees or similar capacities of the Prime Companies.

       7.11 PROVISIONS REGARDING AGENT. The Transferors hereby engage TCG Towers, LLC ("TCG") to serve as "AGENT" hereunder, and TCG hereby accepts such engagement. TCG may resign as Agent, and the Transferors may remove or replace TCG as Agent, at any time after the appointment of a successor agent has become effective in accordance with the remaining provisions of this Section 7.11.
The appointment of a successor agent shall become effective on the second Business Day following the Company's receipt of a written instrument satisfying the following requirements: (a) such instrument shall identify the successor agent, an individual contact if such successor agent is not a natural person and a street address and telecopy number for purposes of giving notice, (b) Transferors collectively accounting for more than a 50% Pro Rata Share (according to clause (b) of the definition thereof) must sign the instrument and agree to the appointment, and (c) the successor agent must sign the instrument and agree to act as "Agent" in accordance with the terms of this Agreement. Upon the effectiveness of the successor agent's appointment, the person acting as the Agent hereunder immediately prior to such effectiveness shall be deemed to have resigned. Agent will have no liability (in its capacity as such) to the Company under this Agreement except for Agent's breach of its express obligations hereunder.

                                   ARTICLE 8.
                                CLOSING ACTIONS

       8.1 ACTION TO BE TAKEN BY THE TRANSFERORS AT THE CLOSING. Subject to the terms and conditions of this Agreement, the Transferors shall cause the following events to occur at the Closing:

              (a) The Transferors listed in Section 2.1(a) shall execute and deliver to the Company a transfer and contribution instrument of the Prime Interests to be transferred and contributed pursuant to such Section, substantially in the form of Exhibit C.

              (b) Those of the Transferors that are to receive all or a portion of the Company Common Shares will execute and deliver (and, if individuals, cause their spouses to execute and deliver) a stockholders agreement between the Company and its stockholders, in form agreed to by the parties.

              (c) The Transferors will cause, at its expense, Texas State Title Company to issue, or commit to issue, an owner's title insurance policy or policies with respect to the Tower and Tower Site located in Tarrant County, Texas in form satisfactory to the Company (the "EULESS TITLE POLICY"). The insured amount under such policy shall be the amount given for the Tower and Tower Site covered thereby in the "Value" column of Schedule C.

              (d) The Transferors shall deliver to the Company all documentation regarding the termination and settlement of the Prime Companies' tower management, marketing and administration agreements.

              (e) The Transferors will deliver to the Company the originals of all of the Books and Records, and all keys and other security access devices.

              (f) The Transferors shall cause to be delivered to the Company an opinion of Latham & Watkins, counsel to the Transferors, as to such matters as the Company reasonably requests, in form reasonably satisfactory to the Company. Such opinion shall allow ATC's lenders to rely on same.

              (g) The Transferors shall deliver to the Company the fully executed assignment and assumption effecting the transactions required under
Section 7.7.

              (h) The Transferors shall deliver to the Company a certificate of existence and good standing for each of the Prime Companies issued by the Secretary of State of the State of Delaware and a certificate of good standing from the appropriate public officials of the Subject States, each dated not more than 30 days before the Closing Date.

              (i) The Transferors shall deliver to the Company the written resignations of the officers and managers of the Prime Companies.

              (j) The Transferors shall deliver to the Company releases and waivers required under Section 7.8.

              (k) The Transferors shall execute and deliver to the Company and/or its lenders a subordination or similar agreement with respect to the Transferor Notes.

              (l) The Transferors shall cause to be executed and delivered to the Company, its lenders and Texas State Title Company an instrument signed by the Prime Companies' existing lenders described on Schedule 4.11(a) indicating (i) that all indebtedness of the Prime Companies and interest thereon has been repaid in full and (ii) that all further obligations between the Prime Companies and such lenders have been terminated and released. The Transferors shall also cause such lenders to deliver, at the Transferors' expense, to the Company UCC termination statements, mortgage lien releases and such other instruments as the Company reasonably requests to fully effect the release of such lenders' liens and security interests in the properties of the Prime Companies.

       8.2 ACTIONS TO BE TAKEN BY THE COMPANY AT THE CLOSING. Subject to the terms and conditions of this Agreement, the Company shall cause the following events to occur at the Closing:

              (a) The Company shall disburse the Merger Consideration and the consideration described in Section 2.1 as directed by the Transferors.

              (b) The Company shall issue to the Transferors designated by Agent (all of whom must satisfy the representations set forth in Section 4.24) a stock certificate or stock certificates, with such legends thereon as are required by law and by the Securityholders Agreement between the Company and its securityholders, evidencing ownership of the Company Common Shares.

              (c)    The Company shall execute and deliver the Transferor
Notes.

              (d) The Company shall cause to be delivered to the Transferors an opinion of Vinson & Elkins L.L.P., counsel to the Company, as to such matters as the Transferors reasonably request, in form reasonably satisfactory to the Transferors.

              (e) The Company shall deliver to Agent a certificate of incorporation and good standing for each of the Company and American Tower Corporation issued by the Secretary of State of the State of Delaware and dated not more than 30 days before the Closing Date.

                                   ARTICLE 9.
                                INDEMNIFICATION

       9.1 INDEMNITIES OF THE TRANSFERORS. Subject to the remaining provisions of this Article 9, from and after the Closing, the Transferors shall indemnify, defend and hold harmless the Company, the Company's Affiliates, and their respective directors, stockholders, officers, partners, employees, agents, consultants, attorneys, representatives, successors, transferees and assignees (collectively, the "COMPANY PARTIES") from, against and in respect of any Damages or Claims that arise out of, relate to or result from any of the following described matters (herein collectively referred to as the "COMPANY INDEMNIFIED LIABILITIES", and individually as a "COMPANY INDEMNIFIED LIABILITY"): (a) any representation or warranty made by the Transferors in this Agreement or the other Transaction Documents not having been true and correct as of the Closing Date; (b) any debt, liability or obligation of the Prime Companies or the Transferors other than the Assumed Obligations including, without limitation, debts, liabilities and obligations arising from (i) the ownership, use, possession, enjoyment, transfer, or operation of the Tower Assets or the Prime Companies on or before the Closing Date, (ii) tortious conduct relating to the Tower Assets or Prime Companies committed on or before the Closing Date, (iii) violation of laws committed on or before the Closing Date that relate to the Tower Assets or Prime Companies (including violations of Environmental Laws), (iv) the presence of any hazardous or toxic substance on any of Tower Assets or other assets owned by the Prime Companies on or prior to the Closing Date, (v) the exposure of any Person or property to hazardous or toxic substances associated with the Tower Assets or other assets owned by the Prime Companies on or before the Closing Date, (vi) litigation arising from events or conditions occurring or existing on or before the Closing Date that relate to the Prime Companies or the Tower Assets and (vi) employees or former employees of the Prime Companies relating to their employment by either of the Prime Companies including, without limitation, Claims relating to their termination of employment or their failure to obtain employment with the Company for any reason whatsoever or respecting compensation and benefits under any benefit or compensation plans or any other employee benefit program maintained by or on behalf of the Prime Companies for its employees or former employees including any Claim relating to a group health plan (as defined in Section 607(1) of ERISA or 5000(b)(1) of the Code), (c) the Excluded Assets or the Excluded Liabilities, (d) any notice of deficiency, or assessment by, or any obligation owing to, any taxing authority for any Taxes of the Prime Companies attributable to any Pre-Closing Taxable Period, (e) appraisal rights, dissenter's rights and all other Claims asserted by any former or present manager, committee member, member or assignee of, or holder of any equity right in, either Prime Company and (f) any deferred purchase price or indemnity obligation under any Contract by which either Prime Company acquired any of its properties except to the extent the indemnity obligations are for the ownership and operation of the Tower Assets and the Prime Companies after the Closing Date.

       9.2 INDEMNITIES OF THE COMPANY. Subject to the remaining provisions of this Article 9, from and after the Closing, the Company shall indemnify, defend and hold harmless the Transferors, the Transferors' Affiliates, and their respective directors, stockholders, officers, partners, employees, agents, consultants, attorneys, representatives, successors, transferees and assignees (collectively, the "TRANSFEROR PARTIES") from, against and in respect of any Damages or Claims that arise out of, relate to or result from any of the following described matters (herein collectively referred to as the "TRANSFEROR INDEMNIFIED LIABILITIES", and individually as a "TRANSFEROR INDEMNIFIED LIABILITY"): (a) any representation or warranty made by the Company in this Agreement or the other Transaction Documents not having been true and correct as of the Closing Date, (b) obligations, debts and liabilities of the Prime Companies to the extent arising from the ownership, use, possession, enjoyment, transfer or operation of the Tower Assets and the Prime Companies after the Closing Date including, without limitation, Damages for Taxes owing by reason of the operation and ownership of the Tower Assets and the Prime Companies after the Closing Date, tortious conduct relating to the Tower Assets or Prime Companies committed after the Closing Date, violation of laws committed after the Closing Date that relate to the Tower Assets or Prime Companies (including violations of Environmental Laws), the presence of any hazardous or toxic substance on any of Tower Assets or other assets owned by the Prime Companies after the Closing Date (but only to the extent the presence of such substances first arises after the Closing Date), and litigation arising from events or conditions first arising or existing after the Closing Date that relate to the Prime Companies or the Tower Assets and (c) any of the Assumed Obligations.

       9.2A   SPECIAL INDEMNITY.  From and after the Closing, Dale Harkins and
Warren D. Harkins shall jointly and severally indemnify, defend and hold harmless the Company Parties from and against any Damages or Claims that arise out of or relate to any transfer or purported transfer of any of their units or other interests (including economic interests) in either of the Prime Companies to any Person not a party to this Agreement as of the date hereof. Nothing in this Section 9.2A or elsewhere in this Agreement shall constitute any admission of wrongdoing with respect to the matters covered by this Section 9.2A. In particular, while Prime Holdings has recognized the interests of Randall Barnett as set forth in this Agreement, nothing in this Agreement shall constitute a waiver or release by Dale Harkins or Warren Harkins with respect to the matters covered by this indemnity including any rights or claims either or them has against Randall Barnett.

       9.3    EXCEPTIONS AND LIMITATIONS TO INDEMNITIES.

              (a)    Notwithstanding anything to the contrary in Section 9.1:

                     (i) remedies regarding title to the Tower Assets are covered in Section 7.6 and shall not be covered by
                            Article 9;

                     (ii)   the Transferors shall not be liable under clause
                            (a) of Section 9.1 until the aggregate amount of all Damages for which the Company is entitled to indemnification pursuant to such clause exceeds $100,000 at which time the Company shall be entitled to recover only such Damages that exceed such $100,000 basket; provided, that the Transferors' liability under the other clauses of this Section 9.1 shall not be so limited;

                     (iii) all indemnity amounts payable under Section 9.1 shall be satisfied solely by offsetting such amounts against amounts owing under the Contingent Transferor Note; and

                     (iv) in no event shall the Transferors' indemnity obligations under Section 9.1 apply to any claim first asserted after the first anniversary of the Closing Date.

              (b) The provisions of Sections 9.3(a)(ii) through (iv) shall not apply to any indemnity payment owing by reason of:

                     (i) any misrepresentation arising under Sections 4.3, 4.5, 4.17, or 4.19;

                     (ii) any liability or obligation arising from any matter described in Sections 9.1(b) (other than liabilities or obligations under Section 9.1(b)(vi) which is covered by Section 4.3(b)(iii)) that was Known as of the Closing Date; or

                     (iii) any liability or obligation arising from any matter described in Sections 9.1(b)(vi), 9.1(d), 9.1(e) or 9.1(f); or

                     (iv) any misrepresentation by TCG in the transfer and contribution instrument delivered by it to transfer and convey its interest in Prime Sub to the Company as contemplated in Section 2.1;

                     as to which, in the cases described in clauses (i), (ii) and (iii), any indemnity amount will be paid as follows:

                            (A) with respect to any Claim submitted to Agent on or before July 11, 1997, each Transferor shall be required to pay to the Indemnified Party in cash such Transferor's Pro Rate Share of the Damages arising therefrom;

                            (B) to the extent any Transferor fails to make any payment required by it under clause (A) preceding, the unpaid amount may be offset against any amount (whether principal or interest and whether or not then due) on the Contingent Transferor Note or pro rata against the other Transferor Notes;

                            (C) with respect to any Claim first submitted to Agent after July 11, 1997 but on or before April 11, 1998, the amount payable shall be satisfied solely by offsetting such amount against any amount (whether principal or interest and whether or not then owing) on the Contingent Transferor Note or pro rata against the other Transferor Notes; and

                            (D) the Transferors shall have no liability with respect to any Claim first asserted after April 11, 1998.

              (c)    Notwithstanding anything to the contrary in Section 9.2:

                     (i) the Company shall not be liable under clause (a) of this Section 9.2 until the aggregate amount of all Damages for which the Transferors are entitled to indemnification pursuant to such clause exceeds $100,000 at which time the Transferors shall be entitled to recover only such Damages that exceed such $100,000 basket; provided, that the Company's liability under the other clauses of this Section
                            9.2 shall not be so limited;

                     (ii) in no event shall the Company's indemnity obligations under Section 9.2 apply to any claim first asserted after the first anniversary of the Closing Date and in no event shall the Company be liable under Section 9.2(b) or Section 9.2(c) except to the extent Damages arise from Third Party claims asserted against a Transferor Party.

              (d)    Notwithstanding anything to the contrary set forth in
Section 9.1, the Company Indemnified Liabilities shall not include any Damages to the extent same directly or indirectly arise from a breach of any representation or warranty of the Company under this Agreement. Notwithstanding anything to the contrary set forth in Sections 9.2, the Transferor Indemnified Liabilities shall not include any Damages to the extent same directly or indirectly arise from a breach of any representation or warranty of any the Transferors under this Agreement.

              (e) In the event Damages suffered by any Indemnified Party are recoverable under more than one provision of this Agreement and even though an Indemnified Party is permitted to rely on each provision of Article 9 independently (as contemplated in Section 9.7), such Indemnified Party shall only be permitted to recover with respect to any particular Damages suffered by it one time as it is the parties' intent that once any particular Damages have been recovered by a particular Indemnified Party under one provision, such Damages no longer exist with respect to such Indemnified Party and, therefore, recovery by such particular Indemnified Party for such same Damages under another provision would constitute an unintended and prohibited "double" recovery. Furthermore, no recovery may be had under this Article 9 with respect to amounts already taken into account in making any adjustments under
Section 3.1 or payments under Article 6. The parties acknowledge that the Company Parties may not recover more than 100% of any Damages even if, for example, the definition of "Pro Rata Share" results in percentages aggregating more than 100%.

       9.4    CLAIM PROCEDURES.

              (a) Each party agrees that, promptly after it becomes aware of facts giving rise to a Claim by it for indemnification pursuant to this Article 9, such party (an "INDEMNIFIED PARTY") will provide notice (a "CLAIM NOTICE") thereof in writing to the Company (if the Indemnified Party is a Transferor Party) or to Agent (if the Indemnified Party is a Company Party), specifying the nature and basis for such claim and a copy of all papers served with respect to such claim (if any). For purposes of this Section 9.4(a), receipt by a party of written notice of any Claim from a third-party which gives rise to a Claim on behalf of such party shall constitute the discovery of facts giving rise to a Claim by it and shall require notice of the receipt of such matter as provided in the first sentence of this Section 9.4(a). An Indemnified Party's failure to send or delay in sending a Claim Notice shall not relieve an Indemnifying Party from liability hereunder with respect to such Claim except to the extent and only to the extent the Indemnifying Party is prejudiced by such failure or delay.

              (b) All Claims for indemnification under this Article 9 shall be asserted and resolved as follows:

                     (i) In the event any Indemnified Party has a claim against any Indemnifying Party hereunder that does not involve a Third-Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a Claim Notice with respect to such claim. If the Indemnifying Party does not notify the Indemnified Party within the Election Period that the Indemnifying Party disputes such Claim, the Claim specified in the Claim Notice shall be deemed a liability of the Indemnifying Party. If the Indemnifying Party has timely disputed such Claim such dispute shall be resolved between the parties hereto or by resort to legal process.

                     (ii) If an Indemnified Party shall have any Third-Party Claim asserted against such Indemnified Party, the Indemnified Party promptly shall transmit to the Indemnifying Party a Claim Notice relating to such Third-Party Claim. If the Indemnifying Party notifies an Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party with respect to a Third-Party Claim, then the Indemnifying Party shall have the right to defend or settle such Third-Party Claim in such manner as deemed reasonably appropriate by the Indemnifying Party or its counsel; provided however, that the Indemnifying Party shall not enter into any compromise or settlement that will impose any unindemnified liability or obligation on an Indemnified Party or that would require an Indemnified Party to admit liability. In such case, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof subject to the preceding sentence. The Indemnified Party shall have the right to participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party, but the Indemnified Party shall bear its own costs and expenses with respect to any such participation.
                            If an Indemnifying Party fails to notify an Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to this Section 9.4(b)(ii) with respect to a Third-Party Claim, or if, having so notified, the Indemnifying Party either notifies the Indemnified Party that the Indemnifying Party will discontinue such defense as a result of the Indemnifying Party's belief that the Indemnifying Party is not required by this Agreement to defend such Third-Party Claim or fails to pursue the defense of such Third-Party Claim in a reasonably diligent manner, then the Indemnified Party shall have the right to defend such Third-Party Claim by such proceedings deemed reasonably appropriate by the Indemnified Party and its counsel. In such case, the Indemnified Party shall have full control of such defense and proceedings, including any compromise or settlement of such Third-Party Claim. The Indemnifying Party shall have the right to participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.4(b)(ii) but the Indemnifying Party shall bear its own costs and expenses with respect to any such participation. If the Indemnified Party is found to be entitled to indemnification with respect to a matter that the Indemnifying Party disputed its responsibility, the Indemnified Party shall be entitled to recover from the Indemnifying Party its reasonable attorneys fees, court costs and related disbursements in addition to any amount owing to a third-party by reason of the Third-Party Claim.

       9.5    CALCULATION, TIMING, MANNER AND CHARACTERIZATION OF
INDEMNIFICATION PAYMENTS.

              (a) Payments of all amounts owing by an Indemnifying Party as a result of a Third-Party Claim shall be made as and when damages with respect thereto are incurred by the Indemnified

Party and within five Business Days after the Indemnified Party makes demand therefor to the Indemnifying Party. Payments of all amounts owing by an Indemnifying Party other than as a result of a Third-Party Claim shall be made within five Business Days after the later of (i) the date the Indemnifying Party is deemed liable therefor pursuant to this Article 9 or (ii) if disputed, the date of the adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. All amounts due and payable hereunder
(x) with respect to a Third-Party Claim, shall bear interest at the Past Due Rate from the date due and payable hereunder until the date paid and (y) with respect to a claim other than a Third-Party Claim, shall bear interest at the Past Due Rate from the date the Indemnified Party suffers the damages until the date paid.

              (b) Any offset against the Transferor Notes in satisfaction of indemnity obligations shall be deemed to have been made at the time such indemnification payment is payable according to Section 9.5(a) and interest on such note shall accrue thereafter on the principal amount as reduced by such offset amount.

              (c) Any indemnity payments made hereunder shall be treated for all Tax purposes as an adjustment to the consideration described in Article 2, unless otherwise required by applicable law.

       9.6 SURVIVAL. The representations, warranties, and indemnities set forth in this Article 9 shall survive the Closing and delivery of the Transfer Documents for the applicable survival period set forth in this Article 9.

       9.7 RELIANCE. The parties acknowledge and agree that any of the subsections of Sections 9.1 and 9.2 may be relied upon independently of and without regard to any other of such subsections more specifically or generally covering the same subject matter and without regard to the knowledge of any party entitled to the benefits of the provisions of Article 9 (whether such knowledge was gained through such party's due diligence or otherwise). The parties acknowledge that, at the Transferors' request, the Company assisted the Transferors in formatting certain of the disclosure schedules and that the Company's participation in this regard shall have no effect on its indemnification rights hereunder.

       9.8    EXPRESS NEGLIGENCE.  THE FOREGOING INDEMNITIES SET FORTH IN THIS
ARTICLE 9 ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING TEXAS' EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY INDEMNIFIED PARTIES.

       9.9 EXCLUSIVE REMEDY FOLLOWING THE CLOSING DATE. The rights of the Indemnified Parties to indemnification pursuant to this Article 9 shall be the sole and exclusive remedy of such Indemnified Parties for any breach of this Agreement except that (i) the provisions set forth in Articles 1, 2, 3, 6, 7 and 10 shall survive the Closing and be enforceable in accordance with the terms thereof and (ii) nothing in this Agreement is intended to or shall limit any remedies (whether arising by statute, common law, contract or otherwise) for fraud.

                                  ARTICLE 10.
                                 MISCELLANEOUS

       10.1 ASSIGNMENT. This Agreement and the rights hereunder may not be assigned by the Company without the prior written consent of the Agent, which consent will not be unreasonably withheld; provided, the Company shall be permitted to collaterally assign without the Agent's consent this Agreement and its rights herein and in the other Transaction Documents to the Company's or the Company's Affiliate's lenders. This Agreement and the rights hereunder may not be assigned by any Transferor without the prior written consent of the Company, which consent will not be unreasonably withheld. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

       10.2 NOTICES. Unless otherwise provided herein, any notice, request, consent, instruction or other document to be given hereunder by any party hereto to another party hereto shall be in writing and delivered personally or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged), or by facsimile transmission or by overnight courier, as follows:

       If to the Transferors, c/o Agent, addressed to:

              TCG Towers, L.L.C.
              c/o The Carlyle Group
              1001 Pennsylvania Avenue, NW
              Washington, DC  20004-2505
              Attention:  Mr. Mark Ein
              Telecopy No. (202) 347-1818

       With a copy to:

              Latham & Watkins
              1001 Pennsylvania Avenue, NW
              Washington, DC  20004-2505
              Attention:  Mr. Bruce E. Rosenblum
              Telecopy No. (202) 637-2201

       If to the Company, addressed to:

              American Tower Corporation
              P. O. Box 57747
              Webster, Texas  77598-57747
              Attention: Mr. Fred R. Lummis, CEO
              Telecopy No. (713) 486-5524

       With a copy to:

              Vinson & Elkins L.L.P.
              2300 First City Tower
              1001 Fannin Street
              Houston, Texas 77002
              Attention:  Mr. Bruce C. Herzog
              Telecopy No. (713) 758-2346

or to such other place and with such other copies as either party may designate as to itself by written notice to the others in accordance with this Section 10.2.

       10.3 CHOICE OF LAW. This Agreement shall be construed and interpreted and the rights of the parties governed by the internal laws of the State of Texas.

       10.4 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, together with all Exhibits and Schedules hereto, and the other Transaction Documents constitute the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties including the binding letter of intent dated on or about July 24, 1996, and there are no other warranties, representations or other agreements between the parties in connection with the subject matter. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by all parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless expressly agreed to in writing by the affected party.

       10.5 MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       10.6 EXPENSES OF THIS AGREEMENT. No part of the expenses of the Transferors applicable to or incurred in connection with the negotiation, preparation, execution or performance of this Agreement (including the fees and disbursements of counsel) shall be charged to the Prime Companies except to the extent such expenses have been reported on Schedule 3.1A. To the extent any real estate transfer, documentary, stamp or other similar tax or any sales, use, transfer, retailer occupation or other similar taxes arise by reason of the consummation of the transactions contemplated by this Agreement, such costs and expenses will be borne equally by the Transferors and the Company.

       10.7 INVALIDITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

       10.8 HEADINGS; REFERENCES; INTERPRETATION. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Any reference herein to an Article or Section shall be deemed to refer to the applicable Article or Section of this Agreement unless otherwise expressly stated herein. Any reference to a Schedule or Exhibit shall be deemed to refer to the applicable Schedule or Exhibit attached hereto, all such Schedules and Exhibits being incorporated herein and made a part hereof by this reference. Words used herein in the singular, where the context so permits, shall be deemed to include the plural and vise versa. The definitions of words in the singular herein shall apply to such words when used in the plural where the context so permits and vice versa.


       10.9 PUBLICITY. None of the parties hereto nor any of their respective Affiliates shall, without the prior written approval of the other parties, except as required by a court of competent jurisdiction or applicable laws, including applicable securities laws and regulations, make any statement or any public announcement or press release with respect to the transactions contemplated by this Agreement.

       10.10 NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the parties hereto, the Company Parties, the Transferor Parties and their successors and assigns permitted under this Agreement, and no provisions of this Agreement shall be deemed to confer upon any other Persons any remedy, claim, liability, reimbursement, cause of action or other right.

       IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.


                                      THE TRANSFERORS:

                                           CARLYLE-PRIME INVESTORS, L.P.


                                           By: /s/ MARK EIN                , its
                                              -----------------------------
                                               general partner

                                               By:
                                                  ------------------------------
                                               Name:
                                                    ----------------------------
                                               Title:
                                                     ---------------------------



                                           CARLYLE-PRIME PARTNERS I, L.P.


                                           By: /s/ MARK EIN                , its
                                              -----------------------------
                                               general partner

                                               By:
                                                  ------------------------------
                                               Name:
                                                    ----------------------------
                                               Title:
                                                     ---------------------------


                                           /s/ BILL KUBENA
                                           -------------------------------------
                                           BILL KUBENA


                                           /s/ WARREN D. HAWKINS
                                           -------------------------------------
                                           WARREN D. HARKINS

                                           /s/ DALE HARKINS
                                           -------------------------------------
                                           DALE HARKINS


                                           B.R.A.D. COMMUNICATIONS SERVICES,
                                           INC.

                                           By: /s/ BILL KUBENA
                                              ----------------------------------
                                           Name: Bill Kubena
                                                --------------------------------
                                           Title:
                                                 -------------------------------


                                           TCG TOWERS, L.L.C., individually and
                                           as Agent

                                           By: /s/ MARK EIN
                                              ----------------------------------
                                           Name: Mark Ein
                                                --------------------------------
                                           Title:
                                                 -------------------------------


                                      THE COMPANY:

                                           ATC HOLDINGS CORP.

                                           By: /s/ FRED R. LUMMIS
                                              ----------------------------------
                                               Fred R. Lummis
                                               President and CEO

                                      MERGECO:

                                           ATC HOLDINGS CORP.

                                           By: /s/ FRED R. LUMMIS
                                              ----------------------------------
                                               Fred R. Lummis
                                               President

                                      PRIME HOLDINGS:

                                           PRIME COMMUNICATION SITES
                                           HOLDING, L.L.C.


                                           By: /s/ BILL KUBENA
                                              ----------------------------------
                                           Name: Bill Kubena
                                                --------------------------------
                                           Title:
                                                 -------------------------------

                                   EXHIBIT A

                                 DEFINED TERMS


       AFFILIATE shall mean with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under a common control with, such Person. The term "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") as used in this definition means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. With respect to any natural person, the term "AFFILIATE" shall also mean (1) the spouse and children (including those by adoption) of such Person; and any trust whose primary beneficiary is such Person, such Person's spouse and/or one or more members of such Person's lineal descendants, (2) the legal representative or guardian of such Person or of any such immediate family member in the event such Person or any such immediate family member becomes mentally incompetent and (3) any Person controlled by or under the common control with any one or more of such Person and the Persons described in clauses (1) or (2) preceding.

       ASSUMED OBLIGATION shall mean (a) obligations first arising and first attributable to the period on and after the Closing Date under any Scheduled Contract, any Scheduled Lease or any Scheduled Easement for which consent is not needed (unless obtained and furnished to the Company before Closing) in connection with the transactions contemplated by this Agreement and (b) obligations assumed by the Company under the express terms of Section 3.1.

       ATC SECURITYHOLDERS AGREEMENT shall mean the Securityholders Agreement among American Tower Corporation and its securityholders dated October 12, 1994, as amended to date.

       BUSINESS DAY shall mean any day other than a Saturday, Sunday or legal holiday under the laws of the United States or the State of Texas.

       CARLYLE PARTNERSHIPS shall mean Carlyle-Prime Investors, L.P., a Delaware limited partnership, and Carlyle-Prime Partners I, L.P., a Delaware limited partnership. A "Carlyle Partnership" shall refer to either of the foregoing.

       CLAIM shall mean any and all claims, causes of action, demands, lawsuits, suits, proceedings, governmental investigations or audits and administrative orders.

       CONTRACT shall mean any contract, agreement, option, right to acquire, preferential purchase right, preemptive right, warrant, indenture, debenture, note, bond, loan, loan agreement, collective bargaining agreement, lease, mortgage, franchise, license, purchase order, bid, commitment, letter of credit, guaranty, surety or any other legally binding arrangement, whether oral or written.

       COST OF SALES shall mean, with respect to any revenues, the direct operating expenses associated with the operation of assets attributable to such revenues. The term "DIRECT OPERATING EXPENSES" as used in this definition shall mean, with respect to any particular assets, the direct operating expenses of such





                                 Exhibit  A - 1
assets, determined in accordance with GAAP, including, without limitation, actual or accrued expenditures relating to regular site inspections, maintenance, utilities, property taxes, tower watches, monitors/alarms, land operating leases, equipment operating leases, third party management fees relating to marketing of such Tower Assets (other than fees arising under Contracts the financial obligations of which have been released in full effective as of the Closing Date) and insurance coverage related to physical tower damage, general liability and excess/umbrella coverages but only to the extent that such expenditures are actually incurred or accrued by the Prime Companies or the Company, as applicable, in accordance with their current business practices.

       DAMAGES shall mean all debts, liabilities, obligations, losses, damages, cost and expenses, whether actual, consequential or punitive, interest (including, without limitation, prejudgment interest), penalties, reasonable legal fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

       ELECTION PERIOD shall mean the 30-day period following receipt by an Indemnifying Party of a Claim Notice.

       ENVIRONMENTAL LAWS shall mean any and all laws, statutes, ordinances, rules, regulations, orders or determinations of any Governmental Authority pertaining to health or the environment in effect in any and all jurisdictions in which either Prime Company conducts business or at any time has conducted business, or where any of the Tower Assets are located, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Hazardous Materials Transportation Act, as amended, the Outer Continental Shelf Lands Act, as amended, the Coastal Zone Management Act, as amended, and other environmental conservation or protection laws. The terms "HAZARDOUS SUBSTANCE" and "RELEASE" (or "THREATENED RELEASE") have the meanings specified in CERCLA, and the terms "SOLID WASTE" and "DISPOSAL" (or "DISPOSED") have the meanings specified in RCRA; provided, however, that (a) in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply to activities undertaken subsequent to the effective date of such amendment and (b) to the extent the laws of the state in which any of the Tower Assets is located establish a meaning for "hazardous substance," "release," "solid waste" or "disposal" which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

       EXCLUDED ASSETS shall mean the Exxon Towers and equipment thereon, cash, bank accounts, and the property identified on the exhibit to the Assignment and Assumption instrument referenced in Section 8.1(g).

       EXCLUDED LIABILITIES shall mean all other liabilities and obligations of the Prime Companies other than the Assumed Obligations.

       EXXON TOWERS shall mean the towers and tower sites described on Exhibit
E.





                                 Exhibit  A - 2

       GAAP shall mean generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principals Board of the American Institute of Certified Public Accounts and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in circumstances as of the date in question. Accounting principles are applied on a "consistent basis" when the accounting principles observed in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

       GOVERNMENTAL AUTHORITY shall mean any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

       INDEMNIFYING PARTY shall mean, with respect to any particular Indemnified Party, any Person that, pursuant to Article 9, may owe an indemnity obligation to such Indemnified Party.

       INTELLECTUAL PROPERTY RIGHTS shall mean any trademark, service mark, trade name, invention, patent, trade secret, know-how, copyright (including to the extent applicable, any registrations thereof or applications for registration of any of the foregoing), or any other similar type of proprietary intellectual property right.

       INTERIM BALANCE SHEET DATE shall mean August 31, 1996.

       KNOWN shall mean the actual knowledge of Mark Ein, Dale Harkins, Warren Harkins or Bill Kubena.

       LEGAL REQUIREMENT shall mean any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including, without limitation, any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards or controls including those arising under Environmental Laws) of any Governmental Authority.

       LIEN shall mean any lien, pledge, condemnation award, claim, restriction, charge, preferential purchase right, security interest, mortgage or encumbrance of any nature whatsoever including a statutory landlord lien.

       LLC AGREEMENTS shall mean the limited liability company agreements of Prime Holdings and Prime Sub, as amended to date.

       MATERIAL ADVERSE EFFECT shall mean, in relation to any Person, any material and adverse effect on the assets, liabilities, financial condition, business, operations or affairs, taken as a whole, of the Person referred to.

       MERGER CONSIDERATION shall mean the consideration payable with respect to the conversion of membership interest of Prime Holdings as set forth in
Section 2.5.





                                 Exhibit  A - 3

       PAST DUE RATE shall mean the lesser of (a) the maximum nonusurious rate permitted by law and (b) the "prime rate" as announced by The First National Bank of Boston from time to time, plus 4% per annum.

       PERMITTED LIENS shall mean:

              (i)    Liens for taxes which are not yet due and payable;

              (ii) inchoate Liens arising by operation of law, including materialman's, mechanic's, repairman's, laborer's, warehousemen, carrier's, employee's, contractor's and operator's Liens arising in the ordinary course of business but only to the extent such liens secure obligations that, as of the Closing, are not due and payable and are not being contested;

              (iii) minor defects, irregularities in title, easements, rights of way, servitudes, similar rights (whether affecting fee interests, a landlord's interest in leased properties or a tenant's interest in leased properties) and Liens affecting a landlord's interest in property leased to either Prime Company that individually or in the aggregate
                     (1) have not had, and are not reasonably likely to have an adverse effect on the ability of the Company or its Affiliates to use such property in the manner previously owned or used by the Prime Companies or (2) materially impair the value of such property; and

              (iv)   Liens securing the Company's financing.

       PERSON shall mean any natural person, firm, partnership, association, corporation, limited liability the Company, the Company, trust, entity, public body or government.

       PRE-CLOSING TAXABLE PERIOD means all or a portion of (i) any taxable period up to and including the Closing Date.

       PRIME BUSINESSES shall mean the Tower Businesses conducted by the Prime Companies prior to the Closing Date.

       PRIME COMPANIES shall mean collectively Prime Holdings and Prime Sub.

       PRIME HOLDINGS shall mean Prime Communication Sites Holding, L.L.C.

       PRIME HOLDINGS LLC AGREEMENT shall mean the Limited Liability Company Agreement of Prime Communication Sites Holding, L.L.C. dated as of January 20, 1995, as amended to date.

       PRIME INTERESTS shall mean all of the issued and outstanding record and beneficial equity interests in Prime Holdings and Prime Sub.





                                 Exhibit  A - 4

       PRIME SUB shall mean Prime Communication Sites, L.L.C.

       PRO RATA SHARE shall mean, as it relates to any Transferor, (a) with respect to Damages arising from acts or omissions of such Transferor committed in its individual capacity thus giving rise to personal obligations (as opposed to in its capacity as a member, manager, officer, employee or agent of the Prime Companies), 100% or (b) with respect to Damages arising from acts or omissions of any other Transferor or debts, liabilities or obligations of the Prime Companies, the percentage set forth opposite such Transferor's name as follows:

              Carlyle-Prime Investors, L.P.              25.8%
              Carlyle-Prime Partners I, L.P.             35.7%
              Bill Kubena                                12.8%
              Dale Harkins                               12.8%
              Warren D. Harkins                          12.8%
              BRAD Communication Services, Inc.           0.1%

       REAL PROPERTY INTERESTS shall mean the Scheduled Fee Lands, the Scheduled Leases (and the leasehold estates created thereby), the Scheduled Easements, and all improvements located on any of the foregoing.

       SCHEDULED USER CONTRACTS shall mean the Contracts listed on Schedule 4.11(b).

       SUBJECT STATES shall mean (a) with respect to Prime Holdings, Arizona, Illinois, New Mexico, Oklahoma, Pennsylvania, Texas and West Virginia and (b) with respect to Prime Sub, Arkansas, Colorado, Florida, Georgia, Kansas, Kentucky, Louisiana, Missouri, Mississippi, Nebraska, Nevada, Pennsylvania, Tennessee, Texas, Utah and Wyoming.

       TANGIBLE PROPERTY shall mean all machinery, equipment, tools, supplies, improvements, shelters, sheds, construction in progress, fixtures and other fixed assets located as of the date of this Agreement in or on the Tower Sites or Towers, including microwave equipment, tower supplies, shelters and utility hook-ups, support facilities and such additional of the foregoing items as may be located thereon on the Closing Date.

       THIRD-PARTY CLAIM shall mean a third-party claim asserted against an Indemnified Party by a Person other than (a) an Affiliate of such Indemnified Party or (b) any director, stockholder, officer, member, partner or employee of any such Indemnified Party or its Affiliates.

       TITLE DEFECT shall mean, with respect to any of the Tower Assets any one or more of the following:

              (a) any restriction contained in any Contract that would prohibit, limit or interfere with the ability of the Company or its Affiliates (including the Prime Companies) to use such Tower Site or Tower in the Tower Business;





                                 Exhibit  A - 5

              (b) any Contract granting any Person the right to use any portion of such property other than parties under the User Contracts listed on Schedule 4.11(b);

              (c) any consent to assignment relating to the Tower Assets that may have been required to have been obtained, and that was not obtained, in connection with the transactions contemplated by this Agreement or any conveyance or assignment thereof prior to the Closing Date;

              (d)    any Lien;

              (e) the failure of such Property to have direct vehicular and pedestrian access to public roads;

              (f) any encroachment or protrusion of any of the Tower Assets and related support facilities (including guy anchors and wires) the equipment shelters located thereon or any fence surrounding same on any property other than the Tower Sites.

       TOWER ASSETS shall mean the Real Property Interests, the Towers, the Scheduled Intellectual Property Rights, the Books and Records, the Permits, the Scheduled Tangible Personal Property and the Scheduled Contracts.

       TOWER BUSINESS shall mean the business of owning and operating or otherwise managing radio or other communication towers and roof top communication facilities including renting or leasing space on such towers or facilities to third-parties.

       TOWERS shall mean the microwave communication towers, poles, signboard or building attachments located on any of the Tower Sites.

       TOWER SITES shall mean the Fee Properties, the Scheduled Leases and the Scheduled Easements.

       TRANSACTION DOCUMENTS shall mean this Agreement and all agreements, conveyances, documents, instruments and certificates delivered at the Closing pursuant to this Agreement.

       USER CONTRACT shall mean any Contract by which any Person is granted rights to use space or install equipment (including antennae) on any of the Towers or in any improvement located on the Tower Sites.





                                 Exhibit  A - 6